As Filed with the Securities and Exchange Commission on October 4,  2012 Registration No.   333-177903

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 6
to
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CANYON GOLD CORP.
(Exact name of registrant as specified in its charter)

Delaware	1041	Not Applicable
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

7810 Marchwood Place, Vancouver BC, Canada, V5S 4A6
(604 202-3212)
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Delbert G. Blewett
c/o Canyon Gold Corp.
7810 Marchwood Place, Vancouver BC, Canada, V5S 4A6
(604 202-3212)
 (Name, address, including zip code, and telephone number,
including area code, of agent for service)

 Copy to:
Leonard E. Neilson, Esq.
Leonard E. Neilson, P.C.
8160 South Highland Drive, Suite 209
Sandy, Utah 84093
Phone: (801) 733-0800
Fax: (801) 733-0808

Approximate date of commencement of proposed sale to the public: As promptly as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delay or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[ X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common stock	3,380,000	$0.85	(2)	$2,873,000	(2)	$329.25	(3)

(1)
We are registering the resale by selling stockholders of 3,380,000 of common stock that we have previously issued.  In accordance with Rule 416 under the Securities Act of 1933, as amended, common stock offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act and based on the most recent closing price.
(3)	Registration fee of $329.25 was paid when Form S-1 registration statement was filed on November 10, 2011.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling security holders will not sell these securities until after the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated October 3, 2012

PROSPECTUS

Canyon Gold Corp.

3,380,000 Shares of Common Stock

This prospectus relates to the offer for sale of up to a total of 3,380,000 shares of our common stock that may be sold from time to time by certain existing stockholders named in this prospectus and their successors and assigns.  The shares of common stock to be sold by the selling stockholders were acquired in July 2011 through the acquisition of Long Canyon Gold Resources Corp.

The shares offered for resale by this prospectus were issued to the applicable selling stockholders in private transactions completed prior to the filing of the registrations statement, of which this prospectus is a part. This offering is not being underwritten. We will not receive any proceeds from the sale of shares in this offering.

Our common stock is included for quotation on the OTC Pink Market under the symbol “CGCC”.  There is limited trading in our common stock.   On July 17 , 2012, the most recent day that our common stock traded, the last reported price per share was $0.55.  We intend to apply to have our shares included on the OTC Bulletin Board, although there can be no assurance that our application will be approved.  You are urged to obtain current market quotations of our common stock before purchasing any of the shares being offered for sale pursuant to this prospectus. It should be noted that our common stock is subject to a Cease Trade Order issued by the British Columbia Securities Commission.

Selling stockholders will initially offer their shares at $0.85 per share until such time as the shares are approved for and quoted on the OTC Bulletin Board.  Thereafter, selling stockholders, to the extent a public market exists at such time, may offer and sell shares through public transactions at prices related to the prevailing market prices, or through private transactions at privately negotiated prices.  We have agreed to pay all costs and expenses of registering this offering of securities.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”) and, as such, will be subject to reduced public company reporting requirements.

Investing in our common stock involves substantial risks. You should carefully consider the matters discussed under “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 4 , 2012

______________

As used in this prospectus, unless otherwise indicated, “we”, “us”, “our”, “Canyon Gold” and the “company” refer to Canyon Gold Corp.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “SEC”). You should rely only on the information provided in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted.

Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. The rules of the SEC may require us to update this prospectus in the future.

PROSPECTUS SUMMARY

This summary highlights information contained throughout this prospectus and is qualified in its entirety to the more detailed information and financial statements included elsewhere herein. This summary may not contain all the information that may be important to you. We are an “emerging growth company” under the federal securities laws and will therefore be subject to reduced public company reporting requirements. Before making an investment decision, you should read carefully the entire prospectus, including the information under the "Risk Factors" section and our financial statements and related notes.

Our Business

Canyon Gold was incorporated in the State of Delaware on May 27, 1998.  Our present holdings of mining claims and leases are located in the State of Nevada.  According to SEC Industry Guide No. 7, we are classified or considered an exploration stage mining company, which is defined as a company engaged in the search for mineral deposits or reserves of precious and base metal targets, which are not in either the development or production stage.

In July 2011, we acquired 100% of the outstanding capital stock of Long Canyon Gold Resources Corp. of North Vancouver BC, Canada (“Long Canyon”), whereby Long Canyon became our wholly owned subsidiary.  The acquisition of Long Canyon was accounted for as a reverse acquisition and recapitalization, with Canyon Gold being the legal acquirer and Long Canyon being the accounting acquirer.

Canyon Gold and Long Canyon own and control a 100% interest in approximately 640 acres of mineral lease properties and/or approximately 30 BLM mineral lease claims, situated in the west section of the new Long Canyon Gold Trend area of east central Nevada.  The properties, located in Range 64E., Township 33N., Meridian MDB&M, are held for the purpose of exploration for gold and silver mineralization deposits and are located near existing exploration projects by other mining companies.

Additionally, in May 2011 Long Canyon entered into an option agreement with EMAC Handels AG (“EMAC”) of Pfaeffikon, Switzerland.  Upon exercise of the option, Long Canyon will acquire a 100% interest in approximately 6,250 acres of mineral lease properties and/or 275 BLM mineral lease claims, located adjacent to Canyon Gold and Long Canyon’s 30 claims.

We have engaged the services of Development Resources LLC of American Fork, Utah (“DRLLC”) to conduct preliminary studies of claims.  We intend to conduct exploration activities on the properties in phases. We plan to explore for gold, silver and other minerals on the property covering an area of approximately 6,890 acres, which includes the acres subject to the option. There can be no assurance that a commercially viable mineral deposit exists on our property. Extensive exploration will be required before we can make a final evaluation as to the economic and legal feasibility of any potential deposit.

Our principal executive offices are located at 7810 Marchwood Place, Vancouver BC, Canada, V5S 4A6, telephone (604) 202-3212. The offices of DRLLC responsible for management of the company’s exploration program are located at 125 East Main Street # 307, American Fork, Utah 84003.

Corporate Name changes

The company was originally incorporated in the State of Delaware on May 27, 1998 as Mayne International, Inc.  The corporate name was changed to Black Dragon Entertainment, Inc. on September 5, 2000, then to Vita Biotech Corporation on July 31, 2002, and to August Energy Corp. on May 27, 2004. We changed our corporate name to the current Canyon Gold Corp. on March 21, 2011.

Our Strategy

Canyon Gold and Long Canyon have assembled a portfolio of exploration and potential exploitation projects in the Long Canyon Gold Trend of the State of Nevada. The Long Canyon Gold Trend Area is situated in a mining friendly jurisdiction. Our goal is to secure sufficient capital to conduct the business of exploration and mineral project development.  We continue to examine viable mineral leases that could potentially enhance our portfolio.

The Offering

Selling Stockholders

As of the date hereof, and taking into consideration the acquisition of Long Canyon, we have 28,116,702 shares of common stock issued and outstanding. Of those shares, 15,943,702 shares (approximately 56.7%) are held by affiliates of the company and 12,173,000 shares are held by non-affiliates.

The 3,380,000 shares being offered pursuant to this prospectus represent approximately 12% of the total outstanding shares.  Of the 41 selling stockholders, six, are considered affiliates and are offering a total of 1,240,000 shares hereunder, which is approximately 36.7% of the shares offered hereby and approximately 4.4% of the total issued and outstanding common stock.  The remaining 35 selling stockholders are considered non affiliates and are offering a total of 2,140,000 shares hereunder, which is approximately 63.3% of the shares offered hereby and approximately 7.6% of the total issued and outstanding shares.

For a list of selling stockholders and the number of shares offered by each, please refer to the “Selling Stockholder” section.  Of the 41 selling stockholders, 18 are offering an aggregate of 3,150,000 shares (175,000 shares each), or approximately 93% of the total shares offered.

Shares of common stock offered by the company – None

Shares of common stock, which may be sold by the selling stockholders – 3,380,000 shares

Use of proceeds

We will not receive any proceeds from the resale of shares offered by the selling stockholders hereby, all of which proceeds will be paid to the selling stockholders.

Risk factors - The purchase of our common stock involves a high degree of risk as highlighted herein.

Trading Market – OTC Pink Market.

Plan of distribution

We expect that selling stockholders could sell their shares primarily through sales into the over-the-counter market, made from time to time at prices that they consider appropriate. See "Plan of Distribution."

Cease Trade Order

Our common stock is subject to a Cease Trading Order (“CTO”) issued by the British Columbia Securities Commission.  We believe the CTO only restricts trading in our shares in the Province of British Columbia and does not affect any past offerings or any future offerings in other Regions/Provinces of Canada or elsewhere.

Our Common Stock

We currently have an authorized capitalization of 200 million shares of common stock, par value $0.0001 per share, of which 28,116,702 shares are issued and outstanding.

Summary Financial Information

The acquisition of Long Canyon was accounted for as a reverse acquisition and recapitalization, with Canyon Gold being the legal acquirer.  Accordingly, the consolidated financial statements included herein and the summary financial information set forth immediately below are, in substance, those of Long Canyon as the accounting acquirer, with the assets and liabilities and the revenue and expenses of Canyon Gold being included, effective from the date of the acquisition. The historical financial statements for periods prior to the acquisition are those of Long Canyon, except that the equity section and earnings per share have been retroactively restated to reflect the acquisition.

SUMMARY FINANCIAL INFORMATION

The following financial information of Canyon Gold summarizes the more complete historical audited consolidated financial information for the years ended April 30, 2012 and 2011 and the unaudited consolidated financial information for the three months ended July 31, 2012 and 2011 at the end of this prospectus.

Statement of Operations Data
					From Inception on
	Three Months Ended	Three Months Ended	Year Ended	Year Ended	June 19, 2008 Through
	July 31, 2012	July 31, 2011	April 30, 2012	April 30, 2011	July 31, 2012
	(unaudited)	(unaudited)

Revenue	$-	$-	$-	$-	$-

Total expenses	111,975	92,135	324,720	32,756	524,212

Interest on convertible note	-	120	3,150	-	3,150

Net loss	$(111,975)	$(92,255)	$(327,870)	$(32,756)	$(527,362)

Basic loss per share	$(0.00)	$(0.00)	$(0.01)	$(0.00)

Weighted average number of
shares outstanding	28,116,702	28,116,699	28,116,702	17,158,299

Balance Sheet Data
	July 31, 2012 (unaudited)	April 30, 2012	April 30, 2011

ASSETS
Total current assets	$15,819	$85,495	$89,279

Mineral claims	37,820	37,820	19,990

Total assets	$53,639	$123,315	$109,269
LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	$683,219	$640,920	$6,550

Total liabilities	683,219	640,920	6,550

STOCKHOLDERS' DEFICIT
Preferred Stock	110	110	-
Common Stock	2,812	2,812	2,720
Additional paid-in capital	(105,140)	(105,140)	187,516
Deficit accumulated during the exploration stage	(527,362)	(415,387)	(87,517)

Total stockholders' deficit	$(629,580)	$(517,605)	$102,719

Total liabilities and stockholders' deficit	$53,639	$123,315	$109,269

RISK FACTORS

An investment in our common stock involves significant risks, and should not be made by anyone who cannot afford to lose his or her entire investment. You should consider carefully the following risks, together with all other information contained in this prospectus, before deciding to invest in our common stock. If any of the following events or risks should occur, our business, operating results and financial condition would likely suffer materially and you could lose all or part of your investment.

Risks Relating to Our Business

Our auditors have expressed a going concern modification to their audit report.

Our independent auditors include a modification in their report to our financial statements expressing that certain matters regarding the company raise substantial doubt as to our ability to continue as a going concern. Note 1 to the April 30, 2012 financial statements states that we have accumulated significant losses since inception, that we presently have a working capital deficit and that we intend to satisfy future financial needs through the sale of debt and equity securities.  There is also an expectation of further losses during the development of our business, all of which raises substantial doubt about our ability to continue as a going concern. There is no assurance that we will be able to obtain adequate financing or to continue as a going concern in the future.

We are in the exploration-stage and there is no guarantee that we will be successful in implementing our business plan.

We are in the initial stages of exploration with no revenues or income. We have only limited management personnel and we continue to structure our management and our proposed operations. We have a limited operating history to be evaluated by prospective investors.  Future operations are subject to all of the risks inherent in the establishment of a new business enterprise, including the lack of significant operating history. There can be no assurance that future operations will be profitable. Future revenues and profits, if any, will depend upon various factors, including our ability to successfully find and bring a project to a feasibility study status, and fluctuating costs and general economic conditions such as the spot price of the minerals found. There can be no assurance that we will achieve our projected goals or accomplish our business plans.  Such a failure would have a material adverse effect on us and the value and price of our shares.

Management has limited experience in the mining industry and we have engaged the services of DRLLC and intend to engage additional services of independent consultants and geologists.

Our company and management have limited experience in exploration of mineral deposits.  Accordingly, we have engaged the services of DRLLC to manage our exploration program and, from time-to-time, we intend to retain the services of independent consultants experienced in the mining industry to:

●	assist in determining which properties to acquire;

●	assist in obtaining the geological expertise to make decisions on whether or not to proceed with the exploration and/or development of a particular property; and

●	assist in determining whether a property should be brought to the point of preparing for a feasibility study to determine if the property can be put into production.

Our subsidiary, Long Canyon, presently has sufficient funds available to complete phase one of our initial exploration program, consisting of an initial geological report and a full report conducted to industry standards.

Our future success depends on our ability to identify and acquire viable mineral deposits and to successfully explore the properties.

We are an exploration stage mineral exploration company. In order to succeed, we must acquire and explore mineral reserves, which will involve many factors, including the following:

●	our ability to exercise on the option agreement to secure ownership of 275 mineral lease claims in the Long Canyon Gold Trend of Nevada;

●	our ability to secure the necessary funds to complete the first two phases of exploration of the property;

●	the presence of viable mineral reserves on the property;

●	our ability to maintain and expand operations as necessary; and

●	our ability to attract and retain a qualified work force.

We cannot assure you that we will achieve or maintain any of the foregoing factors or realize profitable operations in future.

       There can be no assurance that a commercially viable mineral deposit exists on our property.

Although we believe that initial exploratory results and other geologic information concerning the Long Canyon Gold Trend Area are promising, we can give no assurance that a viable mineral deposit of any kind exists on our property. We anticipate that extensive exploration will be required before we can make a final evaluation as to the economic and legal feasibility of any potential deposits on the property. In the event we are unable to locate a commercially viable mineral deposit, our business could fail and investors in our shares could lose a portion or all of their investment.

Future operating results are difficult to predict.

We will likely experience significant quarter-to-quarter fluctuations in revenues and net income (loss). Until we are able to emerge from the exploration stage, we are not likely to realize any revenues and our quarter-to-quarter comparisons of historical operating results will not be a good indication of future performance. It is likely that in some future quarter, operating results may fall below the expectations of securities analysts and investors, which could have negative impact on the price of our common stock.

We have a limited operating history making it difficult for prospective investors to make an informed investment decision regarding our stock.

Our activities to date have been primarily limited to organizational activities and acquiring a property with suitable potential for a drilling program. Businesses in their initial stages of development present substantial business and financial risks and may suffer significant losses from which they may not recover. We face all of the challenges of a new business enterprise. Because we have yet to realize revenues and have a limited operating history, prospective investors in our shares will have little information upon which to base an investment decision and could lose his or her entire investment.

We anticipate needing additional financing in order to accomplish our business plan.

At September 28, 2012, we had cash on hand of $ 13,707 .  Management estimates that we will require approximately an additional $1,443,493 to fully implement our current business plan.  We expect to incur numerous expenses in our efforts to commence an exploration and drilling program. There is no assurance that we will be able to secure necessary financing, or that any financing available will be available on terms acceptable to us, or at all.  Any additional offerings of our stock will dilute the holdings of our then-current stockholders. If alternative sources of financing are required, but are insufficient or unavailable, we will be required to modify our growth and operating plans in accordance with the extent of available funding. At the present time, we do not intend to obtain any debt financing from a lending institution. If necessary, our board of directors or other stockholders may agree to loan funds to the company, although there are no formal agreements to do so.

We are dependant upon our directors, officer and consultants, the loss of any of whom would negatively affect our business.

We are dependent upon the efforts of our directors, officers and consultants to operate our business. Should any of these persons leave or otherwise be unable to perform their duties, or should any consultant cease their activities for any reason before qualified replacements could be found, there could be material adverse effects on our business and prospects. Our management team is small and has limited experience in establishing and managing large-scale operations. We have not entered into employment agreements with any individuals, and do not maintain key-man life insurance. Unless and until additional employees are hired, our attempt to manage our projects and meet our obligations with such a limited staff could have material adverse consequences, including without limitation, a possible failure to meet a contractual or SEC deadline or other business related obligation.

We may not be able to manage future growth effectively, which could adversely affect our operations and financial performance.

The ability to manage and operate our business as we execute our business plan will require effective planning. Significant rapid growth and/or possible future acquisitions could strain management and internal resources that could adversely affect financial performance. We anticipate that future growth or acquisitions could place a significant strain on personnel, management systems, infrastructure and other resources. Our ability to manage future growth effectively will also require attracting, training, motivating, retaining and managing new employees and continuing to update and improve operational, financial and management controls and procedures. If we do not manage growth effectively, our operations could be adversely affected resulting in slower growth and a failure to achieve or sustain profitability.

Being a public company involves increased administrative costs, which could result in lower net income and make it more difficult for us to attract and retain key personnel.

As a public company subject to the reporting requirements of the Securities Exchange Act of 1934, we will incur significant legal, accounting and other expenses.  Also, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the SEC, may require changes in corporate governance practices of public companies. We expect these new rules and regulations will increase our legal and financial compliance costs and make some activities more time consuming particularly after we are no longer an “emerging growth company” as defined in the JOBS Act. For example, in connection with being a public company, we may have to create new board committees, implement additional internal controls and disclose controls and procedures, retain a financial printer, adopt an insider trading policy and incur costs relating to preparing and distributing periodic public reports. These new rules and regulations could also make it more difficult for us to attract and retain qualified executive officers and members of our board of directors, particularly to serve on our audit committee.

The recently enacted JOBS Act reduces certain disclosure requirements for “emerging growth companies,” thereby decreasing related regulatory compliance costs. We qualify as an emerging growth company as of the date of this offering and may continue to qualify as an “emerging growth company” for up to five years. However, we would cease to qualify as an emerging growth company if:

●	we have annual gross revenues of $1.0 billion or more in a fiscal year;
●	we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or
●	we become a “large accelerated filer”, defined by the SEC as a company with a word-wide public float of its common equity of $700 million or more.

Upon the occurrence of any of the above, we would not be able to take advantage of the reduced regulatory requirements and any associated cost savings.

We may be subject to government laws and regulations particular to our operations with which we may be unable to comply.

The mineral exploration business is subject to many government laws and regulations. It is possible that we may not be able to comply with all current and future government regulations applicable to our business.  Our business is subject to all government regulations normally incident to conducting business, such as occupational safety and health acts, workmen's compensation statutes, unemployment insurance legislation, income tax and social security laws and regulations, environmental laws and regulations, consumer safety laws and regulations. In addition, we are subject to laws and regulations regarding the exploration and operation of our mineral properties. Although we will make every effort to comply with applicable laws and regulations, we can provide no assurance of our ability to do so, nor can we predict the effect of those regulations on our proposed business activities. Failure to comply with material regulatory requirements would likely have an adverse effect on our ability to conduct business and could result in curtailing or ceasing business operations.

We may be subject to environmental laws and regulations particular to our operations with which we are unable to comply.

We are engaged in mineral exploration and, accordingly, exposed to environmental risks associated with mineral exploration activity. We are currently in the initial exploration stages on our property interests and have not determined whether significant site reclamation costs will be required. We anticipate that we would only record liabilities for site reclamation when reasonably determinable and when such costs can be reliably quantified. Compliance with environmental regulations will likely be expensive and burdensome.  The expenditure of substantial sums on environmental matters will have a materially negative effect on our ability to implement our business plan and grow our business.

The exploration and mining industry is highly competitive, and we are at a disadvantage since many of our competitors are better funded.

Discovering, exploring and exploiting a mineral prospect are highly speculative ventures. There are many companies already established in this industry who are better financed and/or who have closer working relationships with productive mining companies. This places our company at a competitive disadvantage. Our goal is to prepare the Long Canyon Trend property to the point where a larger, more established mining company would enter into an agreement with us to fully develop the property. We have not entered into any agreements with any third parties to produce any minerals from our property, nor have we identified any potential partners in that regards. There are no guarantees that we will ever identify suitable partners to assist us in realizing production grade minerals from our property, or that we will be able to enter into contracts with any such partners. If we are unable to identify and/or partner with any third parties to assist us in attaining production grade minerals, we will likely be unsuccessful in producing any such minerals, which would likely have a materially adverse effect on our ability to generate revenues. The inability to generate sufficient revenues could cause us to cease active business operations.

Risks Relating to the Offering and Ownership of Our Common Stock

There is a limited trading market for our common stock and there is no assurance that a market will be maintained.

There is currently a limited trading market for our common stock on the OTC Pink Market under the symbol “CGCC.”  In connection with this offering, we have engaged a broker/dealer to make an initial application to the Financial Industry Regulatory Authority (“FINRA”) to have our shares quoted on the OTC Bulletin Board. The application was submitted to FINRA on February 27, 2012.  We cannot give any assurance that an active trading market in our shares will develop or be sustained. If an active trading market for our common stock does not develop, it would be difficult, if not impossible, for stockholders to liquidate their shares. Also, the trading price for our shares may be highly volatile and subject to significant fluctuations in response to variations in our quarterly operating results and other factors. These price fluctuations may adversely affect the liquidity of our shares, as well as the price that holders may realize for their shares upon any future sale.

A number of states require that an issuer's securities be registered in their state or appropriately exempted from registration before the securities are permitted to trade in that state. Presently, we have no plans to register our securities in any particular state. Whether stockholders may trade their shares in a particular state is subject to various rules and regulations of that state.

The market price of our common stock could be subject to significant fluctuations and the market price could be subject to any of the following factors:

●	our ability to successfully explore our mineral prospect;

●	our failure to achieve and maintain profitability;

●	changes in earnings estimates and recommendations by financial analysts;

●	actual or anticipated variations in our quarterly and annual results of operations;

●	changes in market valuations of similar companies;

●	announcements by competitors of significant contracts, acquisitions, commercial relationships, joint ventures or capital commitments;

●	the loss of significant partnering relationships; and

●	general market, political and economic conditions.

In the past, following periods of extreme volatility in the market price of a company's securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs and divert our management's time and attention, which would otherwise be used to benefit our business.

Effective voting control of our company is held by directors and certain principal stockholders.

Approximately 56.7% of our outstanding shares of common stock are held by our directors and a small number of principal (5%) stockholders. These persons have the ability to exert significant control in matters requiring stockholder vote and may have interests that conflict with other stockholders. As a result, a relatively small number of stockholders acting together have the ability to control all matters requiring stockholder approval, including the election of directors and approval of acquisitions, mergers and other significant corporate transactions. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company. It could also deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and it may affect the market price of our common stock.

We do not expect to pay dividends in the foreseeable future, which could make our stock less attractive to potential investors.

We anticipate that we will retain any future earnings and other cash resources for operation and business development and do not intend to declare or pay any cash dividends in the foreseeable future. Any future payment of cash dividends will be at the discretion of our board of directors after taking into account many factors, including operating results, financial condition and capital requirements. Corporations that pay dividends may be viewed as a better investment than corporations that do not.

Our shares trade on the OTC Pink Market and transactions may be subject to certain "penny stock” regulation, which could have a negative effect on the price of our shares in the marketplace.

Trading of our common stock may be subject to certain provisions, commonly referred to as the penny stock rules, promulgated under the Securities Exchange Act of 1934.  A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions.  If our stock is deemed to be a penny stock, trading in the shares will be subject to additional sales practice requirements on broker-dealers.  These may require a broker dealer to:

●	make a special suitability determination for purchasers of penny stocks;

●	receive the purchaser's prior written consent to the transaction; and

●	deliver to a prospective purchaser of a penny stock, prior to the first transaction, a risk disclosure document relating to the penny stock market.

Consequently, penny stock rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock, which could affect the ability of stockholders to sell their shares.  These requirements may be considered cumbersome by broker-dealers and could impact the willingness of a particular broker-dealer to make a market in our shares, or they could affect the value at which our shares trade.  Also, many prospective investors may not want to get involved with the additional administrative requirements, which may have a material adverse effect on the trading of our shares.

Future sales or the potential for sale of a substantial number of shares of our common stock could cause our market value to decline.

As of September 28 , 2012 we have 28,116,702 shares of common stock outstanding, of which 3,380,000, shares, or approximately 12% of the total outstanding, are being offered by selling stockholders under this prospectus. The shares offered by selling stockholders will be freely tradable without restriction upon the effectiveness of our registration statement.

Of the remaining shares outstanding, 24,618,702 shares are considered restricted securities and may be sold only pursuant to a registration statement or the availability of an appropriate exemption from registration. Sales of a substantial number of these restricted shares in the public markets, or the perception that these sales may occur, could cause the market price of our common stock to decline and materially impair our ability to raise capital through the sale of additional equity securities.

If we issue additional shares of common stock in the future, current holders could suffer immediate and significant dilution, which could cause the price of our shares to decline and investors in the shares could lose all or a portion of their investment.

We are authorized to issue 200 million shares of common stock and 20 million shares of preferred stock. Currently we have 171,883,298 shares of authorized but unissued common stock and 18,900,000 million shares of authorized but unissued preferred stock. The 600,000 shares of Series A convertible preferred stock issued, are held by EMAC Handels AG.  In addition the company issued 500,000 shares of Series B convertible preferred to DRLLC as partial payment for the acquisition of the 30 mineral lease claims.  These preferred shares are convertible into 5,000,000 of common stock.  Our board of directors will have broad discretion in the future issuances of both common and preferred shares. Future issuances of shares may be for cash, property or services, acquisitions, or for several other reasons such as to make it more difficult or to discourage an attempt to obtain control of the company by means of a merger, tender offer, proxy contest, or otherwise. For example, if in the due exercise of its fiduciary obligations the board of directors determines that a takeover proposal was not in the company's best interests, unissued shares could be issued by the board without stockholder approval. This might prevent, or render more difficult or costly, completion of an expected takeover transaction.

We do not presently contemplate additional issuances of common or preferred stock in the immediate future. However if such additional stock were to be issued, it could have a materially adverse effect on the aggregate voting power of existing stockholders. Our board of directors has authority, without action or vote of our stockholders, to issue all or part of the authorized but unissued shares. Any future issuance of shares will dilute the percentage ownership of existing stockholders and may dilute the book value of the common stock.

The existence of warrants, options, debentures or other convertible securities would likely dilute holdings of current stockholders and new investors.

As of the date of this prospectus, there are no options or warrants to purchase our common stock. There are presently outstanding convertible notes held by a related party that may be converted into 1,460,970 shares of common stock. We have also issued 600,000 shares of Series A preferred stock and 500,000 shares of Series B preferred stock, each share of which is convertible into 10 shares of common stock, only after 12 months from the day our common stock is traded on the OTC Bulletin Board. Additionally, the company has agreed to convert certain loans payable to related parties in the amount of $316,106 into shares of Canyon Gold common stock at the conversion price of $0.10, or an aggregate of 3,161,060 shares.  The loans are convertible within 30 days from the first day our shares are traded on the OTC Bulletin Board.  If management decides to offer incentive options to key employees, the existence of these options may hinder our future equity offerings. The exercise of outstanding and new options would further dilute the interests of all of our existing stockholders. Future resale of the shares of common stock issuable on the exercise of warrants and/or options may have an adverse effect on the prevailing market price of our common stock. Furthermore, holders of warrants and/or options may exercise them at a time when we would otherwise be able to obtain additional equity capital on terms more favourable to us.

Certain convertible notes payable of the company are in default and could represent a material liability if the default is not cured or settled.

We have outstanding certain convertible notes payable in the principal amount of $101,000, held by EMAC Handels AG (“EMAC”), a principal stockholder. The notes bear interest at 4% per annum.  On May 15, 2012, the company and EMAC agreed that these convertible notes, plus accrued interest of $45,097, will be converted into an aggregate of 1,460,970 shares of Canyon Gold common stock within 30 days from the first day our shares are traded on the OTC Bulletin Board, at the exercise price of $0.10 per share.  A formal agreement was executed on July 7, 2012. If we are unable to repay the notes or negotiate with the note holder to have the notes converted to common stock, the holder may bring legal action to collect on the note, which could have a material negative impact on our financial condition.

Our common stock is subject to a Cease Trade Order (“CTO”) issued by the British Columbia Securities Commission (“BCSC”), which if remains in place could have a negative impact on the market for our shares.

We have been advised by the BCSC that a CTO has been issued regarding our common stock.  We believe that the CTO was issued because (i) our President is a British Columbia resident, (ii) our executive offices are located in British Columbia, (iii) we acquired a British Columbia corporation, Long Canyon, and (iv) we have stockholders residing in British Columbia.  Accordingly, we are required to report to the BCSC as a Foreign Public Company on a quarterly and annual basis. It is our understanding and belief that the CTO only restricts trading in our shares in the Province of British Columbia and does not affect any past offerings or any or any future offerings in other Regions/Provinces of Canada or elsewhere. We have commenced actions to comply with the reporting requirements of the BCSC, although there is no assurance that we will be successful in having the CTO removed.  If we are not successful complying with the BCSC, trading in our shares will be severely restricted in the Province of British Columbia, which may have a material, negative affect on the trading of our shares elsewhere.

As an “emerging growth company,” we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an "emerging growth company," as defined in the JOBS Act. Accordingly, we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies. Additionally, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to take advantage of the benefits of this extended transition period and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

As long as we are an emerging growth company, we cannot predict if investors will find our common stock less attractive because we may rely on exemptions provided by the JOBS Act. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

FORWARD-LOOKING INFORMATION

This prospectus contains forward-looking statements relating to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will” “should," “expect," "intend," "plan," anticipate," "believe," "estimate," "predict," "potential," "continue," or similar terms, variations of such terms or the negative of such terms. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including those risks discussed in the “Risk Factors” section beginning on page 7. Although forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment, actual results could differ materially from those anticipated in such statements.  Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

DILUTION

We are not offering or selling any of the shares of common stock in this offering. All of the offered shares are held by selling stockholders and, accordingly, no dilution will result from the sale of the shares.

MARKET FOR OUR COMMON STOCK

Our common stock is presently quoted on the OTC Pink Market under the symbol “CGCC”, although there has not been an active trading market for the shares.  Accordingly, we are not including a history of reported trades in the public market because of the limited and sporadic trading.  The most recent reported trade by the OTC Pink Market was on July 17, 2012 at $0.55 per share.

We have engaged the services of a broker/dealer who has submitted an initial application to FINRA on February 27, 2012 to have our shares quoted on the OTC Bulletin Board.  The application consists of current corporate information, financial statements and other documents as required by Rule 15c2-11 of the Securities Exchange Act of 1934. Inclusion on the OTC Bulletin Board will permit price quotations for our shares to be published by that service. If accepted for inclusion on the OTC Bulletin Board, we do not anticipate an immediate public trading market in our shares.  Except for the application to the OTC Bulletin Board, there are no plans, proposals, arrangements or understandings with any person concerning the development of a trading market in any of our securities. There can be no assurance that our shares will be accepted for trading on the OTC Bulletin Board or any other recognized market. Also, there can be no assurance that a public trading market will develop following acceptance by the OTC Bulletin Board or at any other time in the future or, that if such a market does develop, that it can be sustained.

The ability of individual stockholders to trade their shares in a particular state may be subject to various rules and regulations of that state. A number of states require that an issuer's securities be registered in their state or appropriately exempted from registration before the securities are permitted to trade in that state. Presently, we have no plans to register our securities in any particular state.

Penny Stock Rule

It is unlikely that our securities will be listed on any national or regional exchange or The Nasdaq Stock Market in the foreseeable future.  Therefore our shares most likely will be subject to the provisions of Section 15(g) and Rule 15g-9 of the Exchange Act, commonly referred to as the "penny stock" rule.  Section 15(g) sets forth certain requirements for broker-dealer transactions in penny stocks and Rule 15g-9(d)(1) incorporates the definition of penny stock as that used in Rule 3a51-1 of the Exchange Act.

The SEC generally defines a penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions.  Rule 3a51-1 provides that any equity security is considered to be a penny stock unless that security is:

●	registered and traded on a national securities exchange meeting specified criteria set by the SEC;

●	authorized for quotation on The Nasdaq Stock Market;

●	issued by a registered investment company;

●	excluded from the definition on the basis of price (at least $5.00 per share) or the issuer's net tangible assets; or

●	exempted from the definition by the SEC

Broker-dealers who sell penny stocks to persons other than established customers and accredited investors, are subject to additional sales practice requirements.  An accredited investor is generally defined as a person with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse.

For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such securities and must receive the purchaser's written consent to the transaction prior to the purchase.  Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock market.  A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities.  Finally, monthly statements must be sent to clients disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks.  Consequently, these rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock and may affect the ability of stockholders to sell their shares.

These requirements may be considered cumbersome by broker-dealers and could impact the willingness of a particular broker-dealer to make a market in our shares, or they could affect the value at which our shares trade. Classification of the shares as penny stocks increases the risk of an investment in our shares.

 Rule 144

A total of 24,618,702 shares of our common stock presently outstanding and not being registered for resale under this prospectus, are deemed to be “restricted securities” as defined by Rule 144 under the Securities Act of 1933 (the “Securities Act”). Rule 144 is the common means for a stockholder to resell restricted securities and for affiliates, to sell their securities, either restricted or non-restricted, control shares. Rule 144 was amended by the SEC, effective February 15, 2008.

Under the amended Rule 144, an affiliate of a company filing reports under the Exchange Act who has held their shares for more than six months, may sell in any three-month period an amount of shares that does not exceed the greater of:

●	the average weekly trading volume in the common stock, as reported through the automated quotation system of a registered securities association, during the four calendar weeks preceding such sale, or

●	1% of the shares then outstanding.

Sales by affiliates under Rule 144 are also subject to certain requirements as to the manner of sale, filing appropriate notice and the availability of current public information about the issuer.

A non-affiliate stockholder of a reporting company who has held their shares for more than six months, may make unlimited resales under Rule 144, provided only that the issuer has available current public information about itself.  After a one-year holding period, a non-affiliate may make unlimited sales with no other requirements or limitations.

An important exception to the availability of the amended Rule 144 is that Rule 144 is not available for either a reporting or non-reporting shell company, unless the company:

●	has ceased to be a shell company;

●	is subject to the Exchange Act reporting obligations;

●	has filed all required Exchange Act reports during the preceding twelve months; and

●	at least one year has elapsed from the time the company filed with the SEC, current Form 10 type information reflecting its status as an entity that is not a shell company
.
Because Canyon Gold was previously classified as a “shell” company, stockholders who currently hold restricted shares of common stock, will not be able to rely on Rule 144 until one year after we cease to be a shell company and have filed with the SEC adequate information that we are no longer a shell company.  The information included in the registration statement of which this prospectus is a part, is intended to be adequate information and, accordingly, our stockholders, both affiliates and non affiliates, will be eligible to use Rule 144 after one year from the initial filing of the registration statement.

We cannot predict the effect any future sales under Rule 144 may have on the market price of our common stock, if a market for our shares develops, but such sales may have a substantial depressing effect on such market price.

DIVIDEND POLICY

We have never declared cash dividends on our common stock, nor do we anticipate paying any dividends on our common stock in the future.

THE OFFERING

Commencing the date of this prospectus, selling stockholders propose to offer shares of our common stock in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices.

Our shares are presently quoted on the OTC Pink Market. Contemporaneously with the filing of the registration statement to which this prospectus relates, we will request that a broker-dealer submit an application to have our shares quoted on the OTC Bulletin Board. There can be no assurance that our shares will be accepted by the OTC Bulletin Board or that an active market for our shares will be established.

PLAN OF DISTRIBUTION

The selling stockholders identified in this prospectus may offer and sell up to 3,380,000 shares of our common stock. Selling stockholders will initially offer their shares at $0.85 per share until such time as the shares are approved for and quoted on the OTC Bulletin Board. Thereafter, selling stockholders may sell all or a portion of their shares of common stock through public or private transactions at prevailing market prices or at privately negotiated prices.

As used in this prospectus, the term "selling stockholders" includes pledges, transferees or other successors-in-interest selling shares received from the selling stockholders as pledges, assignees, borrowers or in connection with other non-sale-related transfers after the date of this prospectus. This prospectus may also be used by transferees of the selling stockholders, including broker-dealers or other transferees who borrow or purchase the shares to settle or close out short sales of shares of common stock. Selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale or non-sale related transfer. We will not receive any of the proceeds from sales by the selling stockholders.

At such time when our shares are approved for quotation on the OTC Bulletin Board, we expect selling stockholders will sell their shares primarily through the over-the-counter market made from time-to-time at prevailing market prices. Selling stockholders may sell, from time-to-time in one or more transactions at or on any stock exchange, market or trading facility on which shares are traded in the future or in private transactions. Sales may be made at fixed or negotiated prices, and may be effected  by means of one or more of the following transactions, which may involve cross or block transactions:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	transactions in which broker-dealers may agree with one or more selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

●	A combination of any of the above or any other method permitted pursuant to applicable law.

Selling stockholders may also sell shares under existing exemptions under the Securities Act, such as Rule 144 if available, rather than under this prospectus. The selling stockholders will have the sole discretion not to accept any purchase offer or make any sale of their shares if they deem the purchase price to be unsatisfactory at a particular time. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

Broker-dealers engaged by selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser, in amounts to be negotiated. Selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

In connection with sales of common stock or interests therein, selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. Selling stockholders may also engage in short sales, puts and calls or other transactions in our securities or derivatives of our securities and may sell and deliver shares in connection with these transactions.

Selling stockholders and broker-dealers or agents involved in an arrangement to sell any of the offered shares may, under certain circumstances, be deemed to be "underwriters" within the meaning of the Securities Act. Any profit on such sales and any discount, commission, concession or other compensation received by any such underwriter, broker-dealer or agent, may be deemed an underwriting discount and commission under the Exchange Act. No selling stockholder has informed us that they have an agreement or understanding, directly or indirectly, with any person to distribute the common stock. If a selling stockholder should notify us that they have a material arrangement with a broker-dealer for the resale of their shares, we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreement between the selling stockholder and broker-dealer or agent.

We have agreed to pay all fees and expenses incurred by us incident to the registration of the common stock, including SEC filing fees. Each selling stockholder will be responsible for all costs and expenses in connection with the sale of their shares, including brokerage commissions or dealer discounts. We will indemnify selling stockholders against certain losses, claims, damages and liabilities, including certain liabilities under the Securities Act.

Once sold under the registration statement of which this prospectus is a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

Selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of common stock by them. The foregoing may affect the marketability of such securities. To comply with the securities laws of certain jurisdictions, if applicable, the common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

Selling stockholders and other persons participating in the sale or distribution of the shares offered hereby, will be subject to applicable provisions of the Securities Exchange Act of 1934 and rules and regulations promulgated there under, including, without limitation, Regulation M. With certain exceptions, Regulation M restricts certain activities of, and limits the timing of purchases and sales of any of the shares by, selling stockholders, affiliated purchasers and any broker-dealer or other person who participates in the sale or distribution. Under Regulation M, these persons are precluded from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security subject to the distribution until the distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of these limitations may affect the marketability of the shares offered by this prospectus.

No selling stockholder is a broker-dealer or an affiliate of a broker-dealer.

Cease Trade Order

On April 13, 2012, BCSC issued a CTO regarding our common stock.  We believe the CTO restricts trading of our common stock only in the Province of British Columbia. It is our further belief that the CTO was issued because (i) our President is a British Columbia resident, (ii) our executive offices are located in British Columbia, (iii) we acquired a British Columbia corporation, Long Canyon, and (iv) we have stockholders residing in British Columbia.  Thus, under BCSC regulations, we are required to report to the BCSC as a Foreign Public Company on a quarterly and annual basis.

To date, we have not filed the requisite reports with the BCSC. Because of the cost involved in making the filings, together with filing with the SEC the registration statement to which this prospectus relates, management made the decision to comply with BCSC filing requirements upon the effectiveness of our registration statement. The BCSC will accept information and financial statements prepared under SEC rules and, therefore, we intend to file the information and financial statements included in our SEC registration.  Failure to comply with BCSC regulations will result in the CTO remaining in effect, which will restrict trading of our shares in the Province of British Columbia only.  We believe the CTO does not restrict the liquidity of our shares or our ability to raise funds in Regions/Provinces of Canada other than British Columbia or elsewhere.

SELLING STOCKHOLDERS

We are registering the shares of our common stock offered for resale pursuant to this prospectus to afford selling stockholders the opportunity to sell their shares in a public transaction. The selling stockholders are offering hereby a total of up to 3,380,000 shares of our common stock. The following table provides information regarding the beneficial ownership of our common stock being offered for resale by selling stockholders. Each selling stockholder’s percentage of ownership depicted below is based on 28,116,702 shares of our common stock outstanding as of the date of this prospectus. The table includes the number of shares owned beneficially by each selling stockholder, the number of shares, which may be offered for resale pursuant to this prospectus and the number of shares to be owned beneficially by each selling stockholder after the offering. The table has been prepared on the assumption that all the shares of common stock offered under this prospectus will be sold.

Of the 3,380,000 shares offered hereby, 1,240,000 shares (36.7%) are being offered by six stockholders considered to be affiliates of Canyon Gold as an officer, director, promoter or principal (5%) stockholders.  These stockholders are as follows:  (i) Delbert Blewett, director, 185,000 shares (10,000 by Mr. Blewett and 175,000 by Star Anchor Investments Ltd.); (ii), Harold Schneider, director of Long Canyon, 5,000 shares; and (iii) 5% stockholders Rolf Bermann, EMAC Handels AG (owned and controlled by Reinhard Hiestand), Berta Furrer and Velania Treuhand AG (owned and controlled by Thomas Hiestand), 175,000 shares each.

In computing the number of shares beneficially owned by a selling stockholder and the percentage ownership of that selling stockholder, we have included all shares of common stock owned or beneficially owned by that selling stockholder. The selling stockholders may offer the shares for sale from time to time in whole or in part. Except where otherwise noted, the selling stockholders named in the following table have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned by them.

Any or all of the securities listed below may be retained by any of the selling stockholders and, therefore, no accurate forecast can be made as to the number of securities that will be held by the selling stockholders upon termination of this offering. The selling stockholders are not making any representation that any shares covered by this prospectus will be offered for sale.

Beneficial Ownership Name	Number of Shares Owned	Number of Shares Being Registered	Number of Shares Owned After Offering	Percentage After Offering
Andina, Sandra	10,000	10,000	0	0.00%
Barner, Raymond	5,000	5,000	0	0.00%
Bermann, Rolf	1,695,000	175,000	1,520,000	5.41%
Bewernick, Daniel	5,000	5,000	0	0.00%
Bewernick, Elisabeth	5,000	5,000	0	0.00%
Bewernick, Jillian	5,000	5,000	0	0.00%
Blewett, Delbert	10,000	10,000	0	0.00%
Buckler, Glen	1,000,000	175,000	825,000	2.93%
Carpenter, Cris	5,000	5,000	0	0.00%
Derrypartners (1)	650,000	175,000	475,000	1.69%
Dick, Mel	5,000	5,000	0	0.00%
Divine Investments (2)	5,000	5,000	0	0.00%
Dye, Cynthia	5,000	5,000	0	0.00%
EMAC Handels AG (3)	1,998,699	175,000	1,823,699	6.49%
Fitzhugh, Randy	5,000	5,000	0	0.00%
Fraser, Robert	5,000	5,000	0	0.00%
Furrer, Berta	2,685,000	175,000	2,510,000	8.93%
Going, James	5,000	5,000	0	0.00%
Hebron Holdings (4)	5,000	5,000	0	0.00%
Hefti, Fred	5,000	5,000	0	0.00%
Heinzle, Elisabeth	1,000,000	175,000	825,000	2.93%
Hiestand, Cristian	1,325,000	175,000	1,150,000	4.09%
Hiestand, Mihaela	100,000	100,000	0	0.00%
Hiestand, Reinhard	650,000	175,000	475,000	1.69%
Hiestand, Thomas	1,000,000	175,000	825,000	2.93%
Holmgren, Wilma	1,250,000	175,000	1,075,000	3.82%
Kessler, Mathis	1,010,000	175,000	835,000	0.00%
Rusheen Handels AG(5)	1,250,000	175,000	1,075, 000	3.82%
Ritler, Stefan	1,010,000	175,000	835,000	2.97%
Schneider, Harold	5,000	5,000	0	0.00%
Schwegler, Markus	5,000	5,000	0	0.00%
Schwyter, Duska	1,010,000	175,000	835,000	2.97%
Shorter, Clinton	1,010,000	175,000	835,000	2.97%
Star Anchor Investments(6)	1,200,000	175,000	1,025,000	3.65%
Strubin, Henry	10,000	10,000	0	0.00%
Two Small Men (7)	10,000	10,000	0	0.00%
Velania Treuhand AG (8)	6,700,000	175,000	6,525,000	23.21%
Watson, Glen	5,000	5,000	0	0.00%
Weber, Fred	5,000	5,000	0	0.00%
Zueger, P.	5,000	5,000	0	0.00%
Zuerger, T.	1,325,000	175,000	1,150,000	4.09%
	27,998,699	3,380,000	24,618,699	87.93%
Notes to Table:
(1)	Derry Partners: owned and controlled by: Ali Arslan, Lintheschergasse 23, Zurich, Switzerland.
(2)	Divine Investments: owned and controlled by: Harold Bewernick, 7565-132 St., Surrey BC, Canada.
(3)	EMAC Handels AG: owned and controlled by: Reinhard Hiestand, Schuetzenstr. 22, Pfaeffikon, Switzerland.
(4)	Hebron Holdings: owned and controlled by: Nathan Kern, 12609 Issaquah Hobart Rd., Issaquah WA 98027.
(5)	Rusheen Handels AG: owned and controlled by John Young, Avenida Mendonca Furtado #992, Macapa-Amapa, Brazil.
(6)	Star Anchor Investments: owned and controlled by: Delbert G. Blewett, 7810 Marchwood Pl., Vancouver BC, Canada.
(7)	Two Small Men: owned and controlled by: Glen Buckler, 15895-84th Ave., Surrey BC, Canada.
(8)	Velania Treuhand AG: owned and controlled by: Thomas Hiestand, Churerstr. 106, Pfaeffikon, Switzerland.

CAPITALIZATION

The following table sets forth our actual capitalization at  July 31, 2012 . This table should be read in conjunction with the financial statements and the notes thereto included elsewhere in this prospectus.

	July 31, 2012
Preferred stock: 20,000,000 shares authorized, par value of $0.0001,1,100,000 shares issued and outstanding		$110
Common stock: 200,000,000 shares authorized, Par value of $0.0001; 28,116,702 shares issued and outstanding		2,812
Additional paid-in capital		(105,140)
Deficit accumulated during exploration stage		(527,362)
Total stockholders' deficit	$	(629,580)

LEGAL PROCEEDINGS

From time-to-time, we may be involved in various claims, lawsuits, and disputes with third parties incidental to the normal operations of the business. As of the date of this prospectus, we are not aware of any material claims, lawsuits, disputes with third parties or regulatory proceedings that would have any material affect on our company.

BUSINESS

We are an exploration stage mineral company and, in July 2011, we acquired 100% of the issued and outstanding shares of Long Canyon Gold Resources Corp. of North Vancouver BC, Canada (formerly Ferguson Holdings Ltd.).  The acquisition of Long Canyon was accounted for as a reverse acquisition and recapitalization, with Canyon Gold being the legal acquirer and Long Canyon being the accounting acquirer. As a result of the acquisition, Long Canyon became our wholly owned subsidiary. Canyon Gold and Long Canyon own and control a 100% interest in approximately 30 BLM mineral lease claims situated on approximately 640 acres of mineral lease properties.

On May 15, 2011, Long Canyon entered into an option agreement with EMAC Handels AG (“EMAC”) of Pfaeffikon, Switzerland. EMAC owns and controls a 100% interest in 275 mineral lease claims situated on approximately 6,250 acres of mineral lease properties adjoining the 640 acres owned by Long Canyon. EMAC initially acquired these claims from DRLLC.  The option agreement allows Long Canyon to earn a 100% interest in the 6,250 acres for the exercise price of $350,000 and 425,000 shares of Canyon Gold Series B preferred stock.  The agreement also provided to EMAC a 2% Net Smelter Royalty on the 275 claims subject to the option agreement. Long Canyon , as our wholly owned subsidiary, retains all rights under the option agreement, but has no obligations regarding the optioned claims until the option is exercised.  On March 28, 2012 pursuant to an extension of the option agreement, the exercise period of the option agreement was extended to December 31, 2012.

In exchange for the acquisition of Long Canyon, we issued to the stockholders of Long Canyon 27,998,699 shares of our common stock and 500,000 Series B preferred shares, which are convertible into a total of 5.0 million of our common shares.  The Series B preferred shares were assigned to DRLLC as consideration for the 30 BLM mineral lease claims previously acquired by Long Canyon from DRLLC. On July 22, 2011, we issued to EMAC, 600,000 Series A preferred shares, convertible into 6.0 million shares of common stock.  The Series A preferred shares satisfied certain payables to EMAC in connection with Long Canyon’s acquisition of mineral claims and certain related party payables. The payables refer to certain executive and administrative services provided to Canyon Gold and Long Canyon.  Also, at the time of the Long Canyon acquisition, Long Canyon and Canyon Gold agreed that the 600,000 Series A preferred shares would be transferred to EMAC in consideration for a payable to EMAC.  The preferred shares are only convertible into common stock starting 12 months after the first day that our common stock is traded on the on the OTC-Bulletin Board.

All of the acquired claims and the claims subject to the option are located in the west section of the new Long Canyon Gold Trend area of Nevada. We intend to explore the claims for gold and silver mineralization deposits. These properties are located next to other exploration projects owned by other mining companies in the Long Canyon Gold Trend. All of the claims are located in Range 64E, Township 33N., Meridian MDB&M.

We have engaged the services of DRLLC to conduct preliminary studies of our claims. DRLLC prepared the preliminary geological report on our properties in January 2012. Alex Burton of Burton Consulting Inc., was the consulting geologist for DRLLC and conducted additional fieldwork from May 19 to May 29, 2012 as part of the requirements for dissemination of the NI 43.101 Technical Report. Mr. Burton, an exploration geologist and geochemist, has become a member of our advisory board. Titles to the first 30 claims (approximately 640 acres), owned and controlled by us, and the 275 claims subject to the option agreement, have been recorded in the name of DRLLC. DRLLC initially held title to the 305 claims and, pursuant to the agreements with Long Canyon and DRLLC and the option agreement between Long Canyon and EMAC, titles to the claims are to be transferred and registered in the name of Canyon Gold Corp. We are presently effecting the transfer of title to the first 30 claims to Canyon Gold.  As per the terms of the option agreement and extension, title to the remaining 275 claims will be transferred to Canyon Gold within 30 days of the option being exercised.  Upon exercise of the option agreement, of which there can be no assurance, we would own and control approximately 6,890 acres and 305 claims.

The agreement with DRLLC provided that Long Canyon pay to DRLLC $30,000, which funds were to used to complete full staking and acquisition of mineral lease claims.   DRLLC would then assign to Long Canyon a 100% interest in the claims, subject to DRLLC holding a 3% Net Smelter Royalty on the claims.  Long Canyon is obligated to pay all BLM and State of Nevada registration fees and to perform initial exploration work on the claims.  Also, DRLLC will retain a first right of refusal to buy back the claims in the event Long Canyon / Canyon Gold intends to sell the claims.

We are conducting exploration activities on the properties in phases.  As we proceed, we will record and transfer to the company all title to the property upon which we are conducting exploration activities, which titles are presently being registered in the name of EMAC. We intend to explore for gold, silver and other minerals on the property covering an area of approximately 6,890 acres. There is no assurance that a commercially viable mineral deposit exists on our property. Extensive exploration will be required before we can make a final evaluation as to the economic and legal feasibility of any potential deposit.

Our principal executive office is located at 7810 Marchwood Place, Vancouver BC, Canada, V5S 4A6, telephone (604) 202-3212.  Additional office space is subleased from EMAC a 641 West 3rd Street, North Vancouver BC, Canada. The office of DRLLC that is responsible for management of exploration program is located at 125 East Main Street # 307, American Fork, Utah 84003.

Exploration Properties

       Our mineral lease properties are located in the Long Canyon Gold Trend in the Spruce Mountain Mining District, Nevada.  The area is generally characterized by an average elevation of approximately 5,600 feet and is made up of gentle rising hills and ridges to about 6,000 feet to the west and 5,800 feet to the east. The ridges and elevation increase to the south to an elevation of 6,800 feet at Ventosa Peak. The highest elevation in the district is Spruce Mountain at an elevation of just over 10,000 feet, located approximately 16 miles due south of our claims. The trees on these properties are small Spruce, Pine and scrub brush, not densely covered with many open areas on the higher ridges and side slopes with open areas in the small valleys at lower elevations.

All of our claims are located in one block in a semi-remote area with no infrastructure in place.  The only access to the properties is by historic gravel or dirt roads and trails.  There is no current access to water or power, although we do not foresee a need during the first phases of exploration.  Typically, all contract personnel carry their own water and have portable generators for their operations, including phase two drill programs.  Drilling operators supply tanker trucks for their water needs.

In the event an ore body is discovered as a result of our exploration programs, significant additional funding would be necessary to proceed.  In order to satisfy this need, we anticipate seeking a strategic partnership or joint venture with a much larger mining company in order to fund additional heavy exploration drilling, feasibility studies and establishing mining operations. A feasibility study would detail the costs to provide all infrastructure including, but not limited to, pumping water from underground sources or building lakes to hold such water needs, building electrical lines to the area for needed power or using stand alone large generator systems to provide necessary power. It is our intent to remain an exploration company and to seek a partner to further develop and operate our properties.  Presently, there can be no assurance that we will discover minerals in a commercially viable amount or that we would be able to secure a strategic partner to provide necessary funding to become operational.

Regulatory Requirements

In order to maintain the company’s claims and/or leases, we must make annual payments to the Bureau Land Management (“BLM”) and State of Nevada, due in September of each year.  Payment to the BLM is $145 per claim and the State of Nevada is $70 per claim.

We currently own the 30 BLM mineral leases from our acquisition of Long Canyon.  Thus, on August 31, 2012, we paid the BLM $4,350 and the State of Nevada $2,100.  The 275 claims under option with EMAC are 100% owned by EMAC who on August 31, 2012 paid  $39,875 to the BLM and $19,250 to the State of Nevada. Requisite fees for all claims are fully paid to September 2013.  Upon exercise of the option, Canyon Gold will be responsible for these payments.

Phase one of our exploration program, completing a preliminary geological report on our four sections of BLM mineral lease claims, required no permits or bonding, provided there was no surface land disturbance of more than one-third acre.  Phase two, provided preliminary geological reports are favorable, will proceed with a drill program to confirm mineralization on these target areas from the surface to depth.  If initial core samples show evidence of gold mineralization, a geological, grid maps will be produced to lay out an extensive drill program to define a potential mineable ore body.  Phase two will require an “Access and Land Use Permit” from the BLM and State of Nevada.  Generally, this will require about 30 days for the filing process and cost approximately $12,000 for a bond to assure the reclamation of the subject areas.   We anticipate that processing the paperwork for the permit and securing the requisite bond will be completed during the fourth quarter of calendar 2012 so that the permits can be in place to begin phase two during the first quarter of calendar 2013.

Royalties

Presently, we are committed to pay a 3% Net Smelter Royalty (“NSR”) to DRLLC on all of our 305 claims pursuant to the agreement between DRLLC and Long Canyon. We are also obligated to pay EMAC a 2% NSR on the 275 claims subject to the option agreement with EMAC.

Maps of Properties

The following are maps and pictures of the company’s properties.

ELKO - WELLS - CLAIMS

WELLS
ELKO
Canyon Gold Claims
Snow Water Lake
Wood Hills
N
93
80
Google earth
Image © 2011 DigitalGlobe
Image USDA Farm Service Agency
© 2011 Google

Scale: 1 Inch = 10 Miles

CLAIMS GRID

CLAIMS (Sections) in LONG CANYON GOLD TREND AREA - NEVADA

Canyon Gold Corp. (CGCC)	owned	# 35	640 ac.	(259 Ha)
EMAC Handels AG	optioned	# 20, 21, 22, 23, 26, 27, 28, 29, 32, 33, 34	6,250 ac.	(2,529 Ha)
		Total:	6,890 ac.	(2,788 Ha)

Canyon Gold Corp. (CGCC)	30 Claims
EMAC Handels AG	275 Claims

N
NULEGACY/RENAISSANCE
20
21
22
23
CGCC (optioned from EMAC)
LEGACY GOLD
29
28
27
26
35
32
33
34
CGCC
NEWMONT
(former) FRONTEER GOLD
3
2
1
6
5
LONG CANYON GOLD (no connection)
DRLLC
10
11
12
7
8
15
14
13
18
17
22
23
24
19
20
DRLLC

Scale: 1 Inch = 2 Miles

HISTORY

Spruce Mountain Mining District

Our properties lie at the north end of the Spruce Mountain district, in southern Elko County, approximately 19 miles south of Wells, Nevada.  The properties are located near Highway 93 on the old Tobar Road, which provides easy access to the area.  The Spruce Mountain district covers the north flank and summit of Spruce Mountain and part of the Spruce Mountain Ridge to the north. Spruce Mountain and Spruce Mountain Ridge form a somewhat isolated spur between the Pequop Mountains on the east and Clover Valley on the west.

Spruce Mountain has seen mining activity since 1869. During the early years, small communities such as Sprucemont, Spruce, Hickneytown, Monarch, Black Forest, Latham, Jasper, Steptoe, Johnson, and Killie were founded and then declined. These mining camps stretched for six miles, from the western to the eastern slopes of Spruce Mountain. In 1869, W.B. Latham discovered the Latham mine, later renamed the Killie. The lead-silver ore was sufficiently valuable that a small rush of prospectors came to the area. Within months, three new mines, the Black Forest, the Juniper, and the Fourth of July, began production.

Three separate mining districts, the Latham, Johnson and Steptoe districts, were initially created in the Spruce Mountain area. On September 26, 1871, the three districts were consolidated, and the Spruce Mountain Mining District was created.

From 1869 to the 1930's, lead, silver, copper and zinc were produced from several underground mines in the Spruce Mountain district. The Standard and Old Paramount mines are on the RenGold Spruce Mountain property. Several other historical underground workings are located to the east of the property.

No production has taken place on Spruce Mountain since 1961. Some exploration occurred through the 1980s, but none were considered worthy of extensive mining.  Between 1958 and 1982, several companies conducted exploration for porphyry molybdenum deposits throughout the district. In 1984 and 1985, Santa Fe Mining Inc. remapped the western portion of the district, took rock and soil samples, conducted a VLF survey and drilled 33 RC holes, 30 of these on the Spruce Mountain property. Several of these holes intersected gold mineralization in the northern part of the Spruce Mountain property (the North Target) leading to recent in the district for gold potential.

In 1996 and 1997, Battle Mountain Gold Corp explored primarily to the east of the Spruce Mountain property. Between 1997 and 2009, Teck Resources, Inc. and Nevada Pacific Gold (US) Inc. explored the property. In 2009 AuEx took rock samples, staked the SM claims and quitclaimed the claims to Renaissance in 2010.

Geology

The oldest rocks exposed in the Spruce Mountain district consist of limestone of the Ordovician Pogonip Formation, which crops out on the summit and west slope of Spruce Mountain. It is overlain by, or is in fault contact with limestone, dolomite, shale, and quartzite of the Silurian through Permian ages. The sedimentary rocks are tilted gently to moderately eastward, displaced along the Spruce Mountain thrust fault, and are cut by steep north-northwest and east-trending normal faults.

The sedimentary rocks have been intruded by a granite porphyry dike that cuts across the north side of Spruce Mountain in a northeasterly direction. This porphyry, where seen near the Killie mine and east of the Black Forest mine, is bleached and kaolinized, and contains sericite, euhedral quartz phenocrysts, and some fine-grained sulfides. Many of the mines and prospects in the district are found along the trend of this porphyry dike. Three or more small or irregular stocks of granite porphyry and diorite are intruded along and near the crest of the ridge.

Limestone adjacent to some of the intrusive contacts is metamorphosed to skarn consisting of quartz, calcite, garnet, fluorite, actinolite, diopside, and other pyroxenes. The largest metamorphic zone is on the west side of the range. Between the contact zone and the main dike, there are two prominent knoblike outcrops of iron-oxide stained quartz-cemented breccias pipe. On the east side of the range, the northeastward continuation of the zone of intrusive is marked by outcrops of jasperoid.

Two kinds of metalliferous ore bodies have been mined in the Spruce Mountain district; (i) bedded replacement deposits of lead, silver, copper, and (ii) zinc in limestone and skarn, and fissure-filling stock work deposits of lead and silver with minor gold along normal faults in limestone, skarn, quartz breccias, and granite porphyry. Replacement deposits in limestone and skarn occur near the center of the district. Ore shoots were commonly a few feet thick, and as much as 100 feet long. Mineralization extended up to 100 feet away from the fissures into the limestone host rock. Bedded replacement deposits yielded most of the early production from the district.

The deepest ore shoot in the district was mined to the 520-foot level in the Monarch mine. To the northeast, at the Humbug mine and nearby prospects, outcrops of gossan and jasperoid occur in siliceous breccias along shear zones in limestone.

Most orebodies in the district were mined primarily for lead and silver, with increasing amounts of zinc recovered in the later years of production. Orebodies in which copper predominates generally occur adjacent to the intrusive bodies. Proportions of lead, silver, gold, copper, and zinc vary widely among the different orebodies.

Recent Activity

Our properties are in immediate proximity on the north to a 35 square mile area owned by Renaissance Gold, in joint venture with NuLegacy Gold. The two companies have collected soil samples and exposed rock chip samples that may indicate anomalous gold.

In February 1011, Newmont Gold acquired properties in the Spruce Mountain area and has begun gold mining activities.  Frontier Gold and AuEx Ventures are joint venturing in exploration drilling to define a possible gold ore body in the area. AuEx Ventures has also entered into a joint venture drilling project with Agnico-Eagle USA in an area adjoining our properties to the west. The Renaissance Gold Group has formed a joint venture with NuLegacy Gold to conduct exploration activities in close proximity to our properties. Just to the south of our properties is another Renaissance Gold project called the Spruce Mountain Prospect.

PLAN OF OPERATIONS

During 2010 through July 31, 2011, our subsidiary Long Canyon, realized proceeds of $257,071 from subscriptions and convertible debentures, which were exchanged for 27,035,400 shares of our common stock pursuant to our acquisition of Long Canyon. Of this amount, we have spent $237,064 to commission a geological report on our properties and to cover costs for general operating expenses and accounting, audits and legal expenses associated with filing the registration statement to which this prospectus relates.  Also, pursuant to the acquisition of Long Canyon, 963,299 shares of our common stock were issued for prior services provided to Long Canyon valued at $48,165.  From July 7, 2011 through February 9, 2012, Long Canyon received an additional $155,000 in loans from three persons. On August 14, 2012 the company received a $10,000 loan from a related party and on September 6, 2012, it received another $10,000 loan from the same related party.   The loans are convertible into shares of Canyon Gold common stock as follows:

●      $55,000 is convertible into 550,000 shares of common stock at $0.10 per share;

●      $100,000 is convertible into 800,000 shares of common stock at $0.125 per share; and

●      $20,000 in convertible into 200,000 shares of common stock at $0.10 per share.

The loans become convertible 30 days from the first day Canyon Gold common stock is qualified for trading on the OTC Bulletin Board.

Our plan of operation reflects our objectives and anticipated growth for the next 12 months and beyond, identifying cash requirements to fulfill our business objectives.  We need to raise additional funds during the next 12 months to complete our exploration commitments. We have completed and paid for the phase one exploration program, including the final NI 43.101 Technical Report, which was submitted to us on September 21, 2012. We estimate that we will need up to $1,443,493 for our phase two exploration program on our properties, including the cost to exercise the option ($350,000) to acquire the additional 275 claims from EMAC and general expenses ($50,000).  We intend to explore a possible private placement of our securities and/or debt financing to raise the additional fund, although no definitive plan has been formulated and there can be no assurance that we will be able to realize the necessary funds.

With the completion of phase one and receipt of the NI 43.101 Technical Report and its recommendations, we will need an estimated $1,057,200 in funds for drilling and engineering studies to determine whether the mineral deposit is commercially viable. If we are unable to raise additional funds for this work, we would be unable to proceed, even if a mineral deposit is discovered.

We believe that exploration on our properties will be conducted in two phases.

Phase One – Completed with the receipt of the NI 43.101 Technical Report
Canyon Gold has contracted with DRLLC to complete a preliminary geological report on our four sections of BLM mineral lease claims. This report includes phase one and proposed phase two geological exploration programs.

The surface exposure of the mineralization continues in certain locations on all four sections over a wide area. In April, July and August through December 2011, DRLLC collected initial surface samples from visible mineralized zones on four of the eight sections.  We have completed geological mapping, multiple surface rock ship sampling and sediment stream sampling and submitted results to the ALS/Chemex Labs in Elko, Nevada for multiple gold and silver tests.  Total exploration costs through September 28, 2012 were $107,923, including completion of the NI 43.10 1Technical Report.  We also expect that assay results will further define specific prospective high target mineralized locations on the properties. Our geologist Alex Burton, together with a team by DRLLC, recently spent ten days on the property concluding phase one on-site work.  This work included polarization and resistivity surveys (IP Resistivity), gravity surveys and soil sampling as well as additional sediment stream sampling, to target and define potential promising drill targets. Phase one was completed in July 2012 with the completion of field work related to the NI 43.101 Technical Report.

  Field work related to the NI 43.101 Technical Report required the geologist/engineer compiling the report to have physically walked the properties.  Total cost of the report and field work associated with compiling the report was approximately $50,000, which was included in the overall phase one budget.   The report was delivered to the Company on September 21, 2012.

Phase Two - Spring 2013 – Summer 2013

Premised on and supported by the findings set forth in the NI 43.101 Technical Report, phase two will proceed with continued exploration and a drill program to confirm mineralization on the target areas from the surface to depth.  Typically, exploration results that will warrant phase two work include:

●	Analysis of surface geochemical sample results with values that are suggestive of a mineral deposit, when considered in the context of the geologic setting of the property;

●	Analysis of geophysical anomalies that are suggestive of a mineral deposit considered in the context of the geologic setting of the property; and

●	Interpretation of geological results that is indicative of a favourable setting for a mineral deposit.

These results are usually interpreted in conjunction with current metal-market conditions, management’s corporate goals and the potential for phase two plans to facilitate the discovery process. The first phase of our two-phase exploration program on our property was completed in July 2012 and the NI 43.101 Technical Report delivered in September 2012. The final report indicates a plan for further exploration, including an initial drilling program, with recommendations and budgets.

Alex Burton, exploration geologist and geochemist and a member of our advisory board, is responsible for the NI 43.101 Technical Report.  Based on the conclusions set forth in the report and the preliminary exploration results obtained in phase one, management is confident that our properties are sufficiently positioned geologically to proceed with phase two.

All core drill samples will be sent to the ALS Chemex Labs for assay results. In the event these first drill core sample assays show substantial gold mineralization, a geological grid map will be produced to lay out an extensive “in-fill” drill program to define a potential mineable ore body. Once an ore body is defined by these drill program, a feasibility report will be produced to prepare and perform an application to all Nevada regulatory agencies for mining operation permits..

Our ability to complete the two-phase exploration will be dependent on our available funds and the ability to raise additional necessary funds as required.  Phase two will require renting certain heavy-duty equipment to open new trails into the target area and perform some open trenching to gather deeper samples. The following is our estimate of the cost to successfully complete the first two phases. Our estimates for phase two are based on the findings set forth in the NI 43.101 Technical Report and are divided into two stages.

Phase One – Estimated Exploration Costs:

●	Geologist and three-man field team for four weeks	$35,000
●	Equipment rentals (two trucks, two 4 x 4 ATV’S, camp, sample bags, sediment stream sampling unit, IP/resistivity equipment, tags, GPS, food, supplies, Sundry equipment	$22,000
●	Backhoe and transportation rental in the event it is determined to trench across surface exposed mineralized zones for better definition	$10,000
●	Lab tests	$16,000
●	Storage for one year for all samples	$1,000
●	NI 43-101 Technical Report	$11,000
●	Contingency expenses	$12,923
	Total	$107,923

Phase Two – Estimated Exploration Costs as per the NI 43.101 Technical Report:

Stage “A”

●	Geochemistry
	Hand held Auger Pediment and Upper slope soil sampling
	Combined with surface cobble sampling
	20 line of 6000m length at 50m spacings includes $30 analysis	$80,000

	Blasting and Channel sampling outcrops on upper slopes and pediment	$80,000

	Valley Flats ATV mounted auger sampling includes $30 assay	$80,000

	Water Well drill (RC type)
	30 holes to 60 feet at $25/foot	$45,000

●	Collection and assay costs $70 per sample 30 holes X 10 samples	$21,000

●	Geophysical surveys	$170,000

●	Engineering	$45,000

●	Contingency (20%)	$104,200

	Total Estimated budget, Stage A	$625,200

It is possible that inflation may affect the exploration costs, as analytical, geophysical, and drilling costs have seen increases.

Stage “B”

Stage B exploration is sequential after assay results have been evaluated. A new report is not required.

Further exploration will require the drilling of a series of about a dozen Reverse Circulation drill holes to depths ranging from 4 00 feet to 1000 feet. This is usually followed by a series holes drilled with a diamond drill to firm up the grades obtained in the RC (Reverse Circulation) drilling so that greater validity can be assigned to the ore grades for reserve and resource calculations.

	Reverse circulation of 12 holes to 400 feet with engineering plus assays is $75 per foot with 20% contingency will total (Stage B)	$432,000

	Total cost for PHASE TWO, Stage A and B	$1,057,200

	TOTAL - Phase One and Phase Two	$1,165,123

●	Exercise of options ($350,000) and general expenses ($50,000)	$400,000

	TOTAL FUNDING REQUIREMENTS	$1,565,123

●	Less expenses paid for Phase One Exploration to date	$(107,923)
●	Less funds currently on hand	$(13,707)

	NET FUNDING REQUIREMENTS	$1,443,493

Note:  Please be advised of the following terms used in the table above:

IP/resitivity:  During phase two, we may use a program called Induced Polarization (IP), which can be used to further define deeper mineralization zones on the properties. This is performed by placing metal electrodes at interval spacing on a laid out grid according to the suitable format for the mineralized zone and the property location.  Electrical impulses are then passed through these electrodes, sending back a recorded signal that can define a certain measured decay of mineralization below the surface, thus defining potential higher-grade areas for further testing programs such as drilling.

Exposed mineralized zones:  We anticipate phase one will define possible mineralized zones on the properties, which will further define potential drill targets.

National Instrument 43.101 Technical Report:  The NI 43-101 Technical Report, provided by a qualified, licensed geologist, will describe in detail all of the exploration data, testing results and all other operations performed on the properties as well as a definitive further exploration program with suggested costs to enter into and perform the next phase of the expected exploration.

Our exploration expenditures for phase one have been $107,923 and we anticipate an additional $1,057,200 to complete phase two. Each phase of our proposed exploration will be assessed to determine whether the results warrant further work. If exploration results on the initial phases do not warrant drilling or further exploration, we will suspend operations on the property. We will then seek additional exploration properties and additional funding with which to conduct the work. In the event that we are unable to obtain additional financing or additional properties, we may not be able to continue active business operations.

Historically, we have incurred operating losses and will not be able to exist indefinitely without securing additional operating funds. In the view of our independent auditors, we require additional funds to maintain our operations and these conditions raise substantial doubt about our ability to continue as a going concern.

We will not be conducting any product research or development over the next 12 months. We do not expect to purchase any plant or significant equipment over the next 12 months. We do not have employees and do not expect add employees over the next 12 months. Our current management team will satisfy our requirements for the foreseeable future.

Competition

The exploration for and exploitation of mineral reserves is highly competitive with many local, national and international companies in the marketplace. We must compete against several established companies in the industry that are better financed and/or who have closer working relationships with productive mining companies. We will most likely seek a strategic relationship with a more established and larger mining company to provide assistance in developing our property into production, if exploration results so warrant. We have not entered into any agreements with any third parties to produce any minerals from our property, nor have we identified any potential partners in that regards, nor is there any assurance we will be able to secure such agreements. If we are unable to identify and/or partner with any third parties to assist us in attaining production grade minerals, we will likely be unsuccessful in producing any such minerals.

Government Regulation

Because we are engaged in the mineral exploration activities, we are exposed to many governmental and environmental risks associated with our business. We are currently in the initial exploration stages and management has not determined whether significant site reclamation costs will be required.

Environmental and other government regulations at the federal, state and local level may include:

●	surface impact;
●	water acquisition and treatment;
●	site access;
●	reclamation;
●	wildlife preservation;
●	licenses and permits; and
●	maintaining the environment.

Regulatory compliance in the mining industry is complex and the failure to meet and satisfy various requirements can result in fines, civil or criminal penalties or other limitations.

In the event we are able to secure funding necessary to implement a bona fide exploration program, we will be subject to regulation by numerous governmental authorities. In order to maintain our claims, we must make annual payments to the BLM and the State of Nevada.  If we proceed to phase two drilling, we must secure an Access and Land Use Permit.  Subsequently, operating and environmental permits will be required from applicable regulatory bodies using technical applications filed by us. The failure or delay in obtaining regulatory approvals or licenses will adversely affect our ability to explore our property and otherwise carry out our business plan.

Any exploration or production on United States Federal land will have to comply with the Federal Land Management Planning Act, which has the effect generally of protecting the environment. Any exploration or production on private property, whether owned or leased, will have to comply with the Endangered Species Act and the Clean Water Act. The costs of complying with environmental concerns under any of these acts vary on a case-by-case basis. In many instances the cost can be prohibitive to development. Environmental costs associated with a particular project must be factored into the overall cost evaluation of whether to proceed with the project.

There are no costs to us at the present time except for annual fee payments related to the claims and reclamation bonding requirements of the Bureau of Land Management in connection with compliance with environmental laws. However, because we anticipate engaging in natural resource projects, these costs could occur at any time and the potential liability extensive.

Trademarks and Copyrights

We do not own any patents, trademarks or copyrights.

Employees

We presently do not have any employees and do not anticipate adding employees until our business operations and financial resources so warrant. We consider our current management to be sufficient to satisfy our requirements for the foreseeable future. Our exploration program is contracted to Development Resources LLC. and is payable in both cash and stock.

Facilities

We presently rent facilities for our office and administrative function from our President on terms of $250 per month. We have no further facilities.

Employee Stock Plan

We have not adopted any kind of stock or stock option plan for employees at this time.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this prospectus.

Results of Operations

Financial statements as of and for the fiscal years ended April 30, 2012 and 2011  and the three months ended July 31, 2012 and 2011 , were prepared in consideration of the reverse acquisition between Canyon Gold and Long Canyon and are prepared on a consolidated basis.  The consolidated financial statements include the operating results of Long Canyon for years ended April 30, 2012 and 2011 and those of Canyon Gold from the date of the acquisition, July 20, 2011, through July 31 , 2012.

For the three months ended July 31, 2012 compared to the three months ended July 31, 2011.

No revenues were recorded for the three months ended July 31, 2012 or 2011.  The net loss for the three months ended July 31, 2012 (“first quarter”) was $111,975 compared to $92,135 for the first quarter of 2011.  The increased net loss was primarily attributed to our phase one exploration expenditures of $39,046 during the first quarter of 2012 compared to exploration costs of $10,000 for the first quarter of 2011. We also incurred $42,232 in professional fees for the first quarter of 2012 compared to $45,386 for the comparable 2011 period.   This represented a small decrease in expenses related to the preparation of the registration statement to which this prospectus relates.

General and administrative expenses decreased to $12,697 for the first quarter of 2012 compared to $13,281 for the comparative 2011 period.  Management and administration fees decreased to $10,500 for the first quarter of 2012 from $15,968 for the first quarter of 2011. The decreases in general and administrative expenses and management and administration fees for the first quarter of 2012 were attributed to the fact that we no longer paid any administration fees for our subsidiary, Long Canyon.  The net loss for the first quarter of 2012 was $111,975 compared to $92,255 for the first quarter of 2011.  The increased net loss was primarily attributed to the increased exploration costs in 2012.

For the fiscal year ended April 30, 2012 compared to the fiscal year ended April 30, 2011.

No revenues were recorded for either of the years ended April 30, 2012 and 2011 . Our net loss for fiscal year ended April 30, 2012 was $327,870 ($0.001 per share) compared to a net loss of $32,756 ($0.00 per share) for fiscal year ended April 30, 2011. The increased loss is primarily due to professional fees of $102,382 in fiscal 2012, related to expenses for the preparation and filing of the registration statement to which this prospectus relates, and $97,923 in exploration costs related to the Long Canyon properties. Also, general and administrative expenses increased from $7,756 in 2011 to $53,447 in 2012 and management and administration fees increased from $25,000 in 2011 to $60,968 in 2012.  These increases were attributed to the Long Canyon acquisition and commencing exploration activities.  Additionally, we recorded $10,000 in directors’ fees during fiscal 2012.

 We have engaged the services of Development Resources LLC of American Fork, Utah and commissioned a Geological Report to evaluate the potential of our properties.  During fiscal 2012, we incurred a cost of $97,923 plus $10,000 paid subsequently to April 30, 2012 for those services.

        We have no firm commitments for capital expenditures other than to complete the acquisition of the optioned properties and to explore our properties as funds permit.  In the process of carrying out our business plan, we may determine that we cannot raise sufficient capital to support our business on acceptable terms, or at all.

       Liquidity and Capital Resources

We have not realized any revenues since inception and paid expenses and costs with proceeds from the issuance of securities as well as by loans from directors and other stockholders.

At July 31, 2012, we had a working capital deficit of $667,400 compared to a deficit of $555,425 at April 30, 2012.  The capital deficit at July 31, 2012 is attributed to total payables of $683,219 compared to $640,920 at April 30, 2012.  Total payables include accounts payable of $45,602 at July 31, 2012 compared to $23,717 at April 30, 2012, and accrued interest payable to related parties of $45,097 at both July 31, 2012 and April 30, 2012. Convertible notes payable of $100,000 and notes payables to related parties of $156,000 at July 31, 2012 were unchanged from April 30, 2012.  Other payables to related parties increased to $336,520 at July 30, 2012 from $316,106 at April 30, 2012.

Cash decreased $39,730 to $10,704 at July 31, 2012 from $50,434 at April 30, 2012. This decrease was due to the payment of ongoing expenses and the fact that we had no revenues or proceeds from financing activities during the three months ended July 31, 2012.

         We believe we have sufficient funds to carry on general operations for the next three months. We expect that we will need to raise additional funds, most likely from the sale of securities or from stockholder loans, to be able to execute phase two of our exploration program. We may not be successful in our efforts to obtain equity financing to carry out our business plan and there is doubt regarding our ability to complete our planned exploration program.  We estimate that cash requirements to execute phase two of our exploration program through the end of 2012 will be $1,057,200.

We also have outstanding convertible notes payable in the principal amount of $101,000 bearing interest at 4% per annum and held by EMAC Handels AG.  The notes are convertible, at the option of the holder, into shares of Canyon Gold common stock at a price of the lower of $0.10 per share or a 25% discount to the market price of our shares at the time of conversion.  The notes were due December 31, 2002 and are considered in default. On May 15, 2012, the company and EMAC agreed that the convertible notes, plus accrued interest of $45,097, will be converted into Canyon Gold common stock within 30 days from the first day our shares are traded on the OTC Bulletin Board, at the exercise price of $0.10 per share. A formal agreement was executed on July 7, 2012.

Inflation

In the opinion of management, inflation has not and will not have a material effect on our operations in the immediate future. Management will continue to monitor inflation and evaluate the possible future effects of inflation on our business and operations.

Off-balance Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Policies

JOBS Act

The JOBS Act provides that, so long as a company qualifies as an “emerging growth company,” it will, among other things:

●
be exempt form the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that its independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting;

●
be exempt from the “say on pay” and “say on golden parachute” advisory vote requirements of the Dodd-Frank Wall Street Reform and Customer Protection Act (the “Dodd-Frank Act”), and certain disclosure requirements of the Dodd-Frank Act relating to compensation of its chief executive officer and be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Securities Exchange Act of 1934; and

●
instead provide a reduced level of disclosure concerning executive compensation and be exempt from any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotations or a supplement to the auditor’s report on the financial statements.

It should be noted that notwithstanding our status as an emerging growth company, we would be eligible for these exemptions as a result of our status as a “smaller reporting company” as defined by the Securities Exchange Act of 1934.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to take advantage of the benefits of this extended transition period and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age and position of our present directors and executive officers.

Name	Age	Position
Delbert G. Blewett	78	President, CEO, Secretary and Director
Harold Schneider	64	Acting Principal Accounting Officer and
		Principal Financial Officer

We presently anticipate that we will consider new, qualified persons to become directors in the future, although no new appointments or arrangements have been made as of the date hereof.

All directors serve for a one-year term until their successors are elected or they are re-elected at the annual stockholders' meeting. Officers hold their positions at the pleasure of the board of directors, absent any employment agreement, of which none currently exists or is contemplated.

There is no arrangement, agreement or understanding between any of the directors or officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer. Also, there is no arrangement, agreement or understanding between management and non-management stockholders under which non-management stockholders may directly or indirectly participate in or influence the management of our affairs.

The business experience of each of the persons listed above during the past five years is as follows:

Mr. Delbert Blewett, B.Sc.Ll.B, has been a director and President of Canyon Gold since March 14, 2011.  Mr. Blewett earned a Bachelor of Science in Agriculture as well as the Bachelor of Laws from the University of Saskatchewan in Canada.  From 1963 to 1994, Mr. Blewett managed his own private law practices in the Provinces of Saskatchewan, Alberta and British Columbia specializing in business law. Upon retiring from active law practice in 1994, Mr. Blewett became active as an individual investor and consultant in various business ventures.  He became a director of SwissAmera Enterpirses, Inc., in May 1995. SwissAmera changed its name to Royal Oil & Gas, Corp. in 2001, then to Quintana Gold Resources, Corp. in 2008 and then to Clean Transportation Group, Inc. (“CTGI”) in 2011.  During this period, Mr. Blewett served as a director and was Secretary from 2000 to 2005, then served as President from 2005 until May 2011, at which time he resigned as President and was appointed Secretary. He remains on the Board and as Secretary CTGI as of this date.  From 1996, CTGI was a development stage company seeking acquisitions of or mergers with an operating company.  In August 2011, CTGI acquired Engine Clean Solutions, Inc. and has become engaged in the business of offering a line of automotive maintenance service products to engine manufacturers, distributors, dealers and service centers. Also, from 2001 to 2003, Mr. Blewett was director of AR Associates, Inc. and served as interim President from 2001 to 2002 and Secretary from 2002 to 2003.  During the time Mr. Blewett was associated with AR Associates, it owned certain mineral claims in Canada.  Thereafter, AR Associates acquired rights to an electronic system known as Green Wave Technology.  AR Associates filed a registration statement on Form 10-SB in 1999, but no periodic filings were subsequently made with the SEC.  Its registration under the Securities Exchange Act of 1934 was revoked as a delinquent filer on December 10, 2007 pursuant to Section 12(j) of that Act.

Mr. Blewett is a non-practicing member of the Law Society of Alberta and a past member of the Law Society of Saskatchewan. With his many years of experience in the practice of business law, as well as the development, funding and consulting of various business ventures, we believe Mr. Blewett brings valuable knowledge, business experience and contacts to the company.

Harold Schneider has served as the President of our subsidiary, Long Canyon, since March 10, 2011 and has also been Canyon Gold’s Acting Principal Accounting Officer and Principal Financial Officer since May 2011. Mr. Schneider has over 40 years experience including commercial banking, accounting and financial reporting for both private and public companies, financial consulting, and commercial real estate development and project management. From 1978 to 1985, he was a member of the accounting firm of Harrison, Schneider and Company.   From 1986 to the present, Mr. Schneider has been self-employed as Schneider Consulting performing bookkeeping and accounting services and business consulting to small and medium sized private and public companies.  Mr. Schneider studied accounting in the Certified General Accountants program in the Province of British Columbia, Canada and provides the company with his accounting expertise.

None of our officers, directors or control persons has had any of the following events occur:

●	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time;

●	any conviction in a criminal proceeding or being subject to a pending criminal proceeding, excluding traffic violations and other minor offenses;

●
being subject to any order, judgment or decree, not substantially reversed, suspended or vacated, of any court of competent jurisdiction, permanently enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking business; and

●
being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Key Personnel

We have engaged the services of Development Resources LLC of American Fork, Utah to oversee our exploration program. DRLLC has an experienced geologists team living in the area, which can perform all of the exploration required including providing a qualified 43-101 report and has a standing assay account with Chemex ASL labs in Elko, Nevada.

We have established an advisory board and Alex Burton has consented to join the board.  Mr. Burton is a graduate geologist with a B.A. degree from the University of B.C. in 1954.  He is registered as both a Professional Engineer and Registered Professional Geologist in British Columbia.  Mr. Burton has served on the B.C. Yukon Chamber of Mines (n.k.a. Association for Mining Exploration) and for over 20 years taught their Placer Mining Course in association with the British Columbia Institute of Technology.  Since 1954, Mr. Burton has had experience in various aspects of mine exploration, development and mine production, project scheduling, personnel assignment, field work, environmental auditing and reporting. Mr. Burton was the consulting geologist for DRLLC’s preliminary geology report on our properties and also conducted additional fieldwork from May 19 to May 29, 2012 as part of the requirements for dissemination of the NI43.101 Technical Report.

Committees of the Board of Directors

No director is deemed to be an independent director. Currently we do not have any standing committees of the board of directors. Until formal committees are established, our board of directors will perform some of the functions associated with a nominating committee and a compensation committee, including reviewing all forms of compensation provided to our executive officers, directors, consultants and employees, including stock compensation. The board will also perform the functions of an audit committee until we establish a formal committee.

Relationships and Related Party Transactions

       Except as set forth below, we have not entered into any other material transactions with any officer, director, nominee for election as director, or any stockholder owning greater than five percent (5%) of our outstanding shares, nor any member of the above referenced individuals' immediate family.

In connection with our acquisition of Long Canyon in July 2011, Long Canyon issued shares of its common stock in payment of certain convertible loans and payables owed by Long Canyon, which shares were then exchanged for shares of Canyon Gold upon the acquisition closing.  Long Canyon issued shares to the following persons for the respective loans and payables set forth below, each of whom became a principal stockholder of Canyon Gold. No interest was included in the debt. The respective amounts of the loans and payables set forth below were unchanged as of our fiscal year ended April 30, 2012 and as of August 31, 2012 and represent the largest aggregate amount of principal outstanding during the applicable periods.

●	6,700,000 common shares to Velania Treuhand AG at a price of $0.001 per share for the conversion of $5,500 worth of debt and at a price of $0.05 per share for the conversion of $60,000 worth of debt.
●	2,685,000 common shares to Berta Furrer at a price of $0.001 per share for the conversion of $2,685 worth of debt.
●	1,998,699 common shares to EMAC Handels AG at a price of $0.05 per share for the conversion of $99,935 worth of services.
●	1,695,000 common shares to Rolf Bermann at a price of $0.001 per share for the conversion of $1,695 worth of debt.

On May 15, 2011, Long Canyon entered into an option agreement with EMAC Handels AG, a principal stockholder. EMAC owns and controls a 100% interest in 275 mineral lease claims situated on approximately 6,250 acres of mineral lease properties adjoining the 640 acres owned by Long Canyon. EMAC initially acquired these claims from DRLLC.  The option agreement allows Long Canyon to earn a 100% interest in the 6,250 acres for the exercise price of $350,000 and 425,000 shares of Canyon Gold Series B preferred stock. No options have been exercised or cash payments made to EMAC pursuant to the option agreement as of the date hereof.

On July 7, 2011, Velania Treuhand AG, a principal stockholder, made a loan to Long Canyon in the amount of $30,000, which is convertible into 300,000 shares of Canyon Gold common stock. On December 22, 2011, EMAC Handels AG loaned $25,000 to Long Canyon, which is convertible into Canyon Gold common stock.  The loans do not become convertible until 30 days after Canyon Gold shares become eligible for trading on the OTC Bulletin Board and are convertible at $0.10 per share. The loans bear no interest and the original loan amounts remain outstanding at the end of the April 30, 2012 fiscal year and as of August 31, 2012 and represent the largest aggregate amount of principal outstanding during the applicable periods.

As of April 30, 2012 and August 31, 2012, we had related party payables of $316,106 and $320,208, all of which bear no interest and are payable to EMAC Handels AG, a principal stockholder.  This amount includes certain advances made to and on behalf of Canyon Gold by EMAC, in the amount of $92,808 and $227,400 in accrued liabilities owed by Canyon Gold to other non related parties, which loans have been assigned by the holders to EMAC and represent the largest aggregate amount of principal outstanding during the applicable periods. The company and EMAC have agreed that the debt shall be converted into Canyon Gold common stock within 30 days from the first day our shares are traded on the OTC Bulletin Board, at the exercise price of $0.10 per share.

EMAC also holds convertible notes payable in the principal amount of $101,000 bearing interest at 4% per annum, which EMAC acquired from the previous holder.  On May 15, 2012, the company and EMAC agreed that the convertible notes, plus accrued interest, will be converted into Canyon Gold common stock within 30 days from the first day our shares are traded on the OTC Bulletin Board, at the exercise price of $0.10 per share. A formal agreement was executed on July 7, 2012.  At the end of fiscal year April 30, 2012 and as of August 31, 2012, the principal amount of the notes remained $101,000 and represents the largest aggregate amount of principal outstanding during the applicable periods and the accrued interest at April 30, 2012 was $45,097. The parties agreed to waive all future interest.

On July 22, 2011, we issued to EMAC Handels AG, a principal stockholder, 600,000 Series A preferred shares, which shares are convertible into 6.0 million shares of common stock.  The Series A preferred shares satisfied certain payables to EMAC in connection with Long Canyon’s acquisition of mineral claims and certain related party payables. The payables refer to certain executive and administrative services provided to Canyon Gold and Long Canyon.  At the time of the Long Canyon acquisition, Long Canyon and Canyon Gold agreed that the 600,000 Series A preferred shares would be transferred to EMAC in consideration for a payable to EMAC in the amount of $60, or $0.0001 per share.  The preferred shares are only convertible into common stock starting 12 months after the first day that our common stock is traded on the on the OTC-Bulletin Board.

On April 30, 2011, we entered into an administration agreement with EMAC Handels AG. Under the terms of the agreement, EMAC is to provide certain administration service to the company, including assistance in the preparation of documents; filings and correspondences related to the general operations of a public company.  EMAC also agreed to provide the company with shared office space and incidental expenses related thereto.  The term of the Agreement is for three years. For its administration services, EMAC is to receive a fee of $2,500 per month for the first year and $3,500 per month thereafter and $250 per month for the shared office space. In the event the company does not have the necessary cash-flow to pay the monthly fee, the fee may be paid in shares of the company’s common stock, valued at a 25% discount of the actual ask price of the shares based on a 30 day average prior to conversion. From May 1, 2011 through July 31, 2012, EMAC has billed the company $61,235 for services under the agreement, of which the company has paid $43,000 to date.

On April 30, 2011, we executed the service agreement with our President, CEO and director, Delbert G. Blewett.  Under the terms of that agreement Mr. Blewett provides management services, as required and invoiced, for a fee not to exceed $2,500 per month.  Mr. Blewett also provides to the company shared office facilities that are used as our executive offices for the monthly rent of $250.  During fiscal year ended April 30, 2012, we paid Mr. Blewett $10,000 for services and $500 for rent.  An additional $2,500 was accrued for rent payable during fiscal 2012.

Our Principal Financial Officer, Harold Schneider, also acts as a consultant to the company and provides accounting services. On April 30, 2011, Mr. Schneider entered into a service agreement with the company that provides for a monthly fee of $2,500 for his services. Any accruals under the agreement can be paid in Canyon Gold common stock. The agreement also provides for a one-time fee of $7,500 for acting as President of our subsidiary, Canyon Gold.  During fiscal year ended April 30, 2012, Mr. Schneider received $30,000 for his accounting consulting services provided to the company, $22,500 in cash and $7,500 accrued, in addition to the $7,500 for services as President of Long Canyon.

On August 14, 2012, we received a $10,000 loan from EMAC, a related party, and on September 6, 2012 we receive an additional $10,000 loan from EMAC. The $20,000 is convertilbe into 200,000 shares of common stock at the conversion price of $0.10 per share.

No cash payments have been made during the three month period ended July 31, 2012 as all cash payments due have been accrued.

Executive Compensation

We do not have a bonus, profit sharing, or deferred compensation plan for the benefit of employees, officers or directors. During our fiscal year ended April 30, 2011, we paid $10,500 in directors’ fees to the company’s former director and President, Nand Shankar. During fiscal year ended April 30, 2012, we paid $10,000 to Delbert Blewett, to serve as our current President, CEO and sole director.  Mr. Blewett also received $500 during fiscal year ended April 30, 2012 for rent and accrued an additional $2,500 in rent.  We paid $7,500 to Harold Schneider during fiscal year ended April 30, 2012 to serve as our Principal Financial Officer and President of our subsidiary, Long Canyon.  Mr Schneider also received $22,500 for services as a consultant providing accounting services from April 2011 to January 31, 2012, and he accrued $7,500 for his services from February 1, 2012 to April 30, 2012. No other compensation was paid to an officer or director during fiscal years ended April 30, 2011 and 2012.  We currently have no employees and do not pay any salaries.

The following table depicts compensation paid to officers and directors for the fiscal years ended April 30, 2011 and 2012.

Name and Principal Position	Year Ended April 30,	Salary		Bonus		All Other Consideration			Total
Delbert G. Blewett, President, CEO and Director	2011 2012	$ $	0 0	$ $	0 0	$ $	0 13,000	(1)	$ $	0 13,000
Harold Schneider, PFO	2011 2012	$ $	0 0	$ $	0 0	$ $	0 37,500	(2)	$ $	0 37,500
Nand Shankar, President and Director	2011		$0		$0		$10,500			$10,500

(1)      Mr. Blewett’s compensation for the fiscal year ended April 30, 2012 includes $10,000 for service as President, CEO and a director, $500 received for rent and accrued rent of $2,500.
(2)       Mr. Schneider’s compensation for the fiscal year ended April 30, 2012 includes $7,500 to serve as our Principal Financial Officer and President of Long Canyon and $30,000 for accounting consulting services, of which $7,500 has been accrued.

During the fiscal years 2009, 2010 to April 30, 2011 we accrued accounts payable for services rendered in the amount of $63,323, accumulated for administrative services provided to Long Canyon prior to its acquisition by the company. The company settled the payable by issuing the creditor, EMAC Handels AG, shares of our common stock at the time of the Long Canyon acquisition.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of September 28 , 2012, with respect to the beneficial ownership of our common stock and based on 28,116,702 shares outstanding:

●	each stockholder believed to be the beneficial owner of more than 5% of our common stock;

●	By each of our directors and executive officers; and

●	All of our directors and executive officers as a group.

For purposes of the following table, a person is deemed to be the beneficial owner of any shares of common stock (i) over which the person has or shares, directly or indirectly, voting or investment power, or (ii) of which the person has a right to acquire beneficial ownership at any time within 60 days after the date of this prospectus. “Voting power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Directors and Executive Officers:
Delbert G. Blewett, President & CEO	1,210,000	(3)	4.3%
7810 Marchwood Pl., Vancouver BC, Canada

Harold Schneider, Director of Long Canyon Gold	5,000		0.02%
215 Neave Road, Kelowna BC, Canada
5% Beneficial Owners

Thomas Hiestand	7,700,000	(4)	27.4%
Churerstr. 106, Pfaeffikon/Switzerland

Berta Furrer	2,685,000		9.5%
Schmerikonerstr 29Eschenbach/Switzerland

Reinhard Hiestand	2,648,699	(5)	9.4%
Schuetzenstr. 22, Pfaeffikon/Switzerland

Rolf Bermann	1,695,000		6.0%
Lufwiesenweg 7, Freienbach/Switzerland

All directors and executive officers	1,215,000	(3)	4.3%
as a group (2 persons)

(1)  Unless otherwise indicated, the named person will be the record and beneficially owner of the shares indicated.
(2)  Percentage ownership is based on 28,116,702 shares of common stock outstanding as of September 28, 2012 .
(3)  Includes 1,200,000 shares held in the name of Star Anchor Investments Ltd. that is owned and controlled by Delbert G. Blewett.
(4)  Includes 6,700,000 shares held in the name of Velania Treuhand AG that is owned and controlled by Thomas Hiestand.  The remaining 1,000,000 shares are held in the name of Mr. Hiestand. Thomas Hiestand is the father of Reinhard Hiestand.
(5)  Includes 1,998,699 shares held in the name of EMAC Handels AG that is owned and controlled by Reinhard Hiestand.  The remaining 650,000 shares are held in the name of Mr. Hiestand.

DESCRIPTION OF SECURITIES

Common Stock

Authorized and Outstanding

We are authorized to issue up to 200 million shares of common stock, par value $0.0001 per share, of which 28,116,702 shares are outstanding as of the date of this prospectus.

Voting Rights

Holders of our common stock have the right to cast one vote for each share of stock in their name on the books of our company, whether represented in person or by proxy, on all matters submitted to a vote of holders of common stock, including election of directors. There is no right to cumulative voting in election of directors. Except where a greater requirement is provided by statute, by our articles of incorporation or bylaws, the presence, in person or by proxy duly authorized, of one or more holders of a majority of the outstanding shares of our common stock constitutes a quorum for the transaction of business. The vote by the holders of a majority of outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger, or amendment of our articles of incorporation.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Preemptive Rights

Holders of our common stock are not entitled to preemptive rights, and no redemption or sinking fund provisions are applicable to our common stock. All outstanding shares of our common stock are, and the shares of common stock sold in the offering will when issued, be fully paid and non-assessable.

Preferred Stock

We are authorized to issue of 20 million shares of preferred stock, par value of $0.0001 per share, of which 600,000 shares of Series A and 500,000 of Series B are outstanding.

Designation of Preferred Stock:

Series “A” shares shall be convertible whereby one Preferred, Series “A” share shall be converted to 10 common voting shares of the company, and Series A shares shall have 100 votes per share, without any limitations or restrictions.

Series “B” shares shall be convertible whereby one Preferred, Series “B” share shall be converted to 10 common voting shares of the company, and Series “B” shares shall have no voting rights whatsoever.

Transfer Agent

We have retained as our transfer agent: Standard Registrar & Transfer Co, Inc., 12528 South 1840 East, Draper, Utah  84020, appointed as of June 1, 2011. Our former transfer agent was Signature Stock Transfer, Inc., 2632 Coachlight Court, Plano, Texas 75093.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our bylaws provide that directors, officers and any person who acted at our request as an officer or director, will be indemnified by us to the fullest extent authorized by the general corporate laws of Delaware, against all expenses and liabilities reasonably incurred in connection with services for us or on our behalf if:

●	such person acted in good faith with a view to our best interests; and

●	in the case of a monetary penalty in connection with a criminal or administrative action or proceeding, such person had reasonable grounds to believe that his or her conduct was lawful.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

Leonard E. Neilson, Attorney at Law, 8160 South Highland Drive, Suite 104, Sandy, Utah 84093, telephone (801) 733-0800, has acted as our legal counsel.

EXPERTS

The financial statements of Canyon Gold Corp. for the fiscal years ended April 30, 2012 and 2011 appearing in this prospectus and the registration statement to which it relates, have been audited by HJ & Associates, LLC, Certified Public Accountants, Salt Lake City, Utah.  Their report is given upon their authority as experts in accounting and auditing.

The preliminary report on our properties was disseminated by DRLLC, with Alex Burton as consultant. The NI 43.101 Technical Report was disseminated by Alex Burton and delivered to the company on September 21, 2012.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus was hired on a contingent basis, will receive a direct or indirect interest in Canyon Gold, or has acted or will act as a promoter, underwriter, voting trustee, director, officer, or employee of our company.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we filed with the SEC in accordance with its rules and regulations. This prospectus does not contain all of the information in the registration statement. For further information regarding both our company and the securities in this offering, we refer you to the registration statement, including all exhibits and schedules. You may inspect our registration statement, without charge, at the public reference facilities of the SEC’s Washington, D.C. office, 100 F Street, NE, Washington, D.C. 20549 and on its Internet site at http://www.sec.gov.

You also may request a copy of the registration statement and these filings by contacting us electronically at: canyongold@shaw.ca.

Upon the effectiveness of our registration statement, we will be subject to the informational requirements of the Securities Exchange Act of 1934 and will be required to file reports and other information with the SEC. These reports and other information may also be inspected and copied at the SEC’s public reference facilities or its web site.

CANYON GOLD CORP.

(An Exploration Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

April 30, 2012 and 2011

Canyon Gold Corp.
(An Exploration Stage Company)
Index to Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm	F-3

Consolidated Balance Sheets as of April 30, 2012 and 2011	F-4

Consolidated Statements of Operations for the Years Ended April 30, 2012 and 2011 and from inception on June 19, 2008 through April 30, 2012	F-5

Consolidated Statements of Stockholders' Deficit from inception on June 19, 2008 through April 30, 2012	F-6

Consolidated Statements of Cash Flows for the Years Ended April 30, 2012 and 2011 and from inception on June 19, 2008 through April 30, 2012	F-7

Notes to Consolidated Financial Statements	F-8

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Canyon Gold Corp. and Subsidiary
(An Exploration Stage Company)
Vancouver, BC, Canada

We have audited the accompanying consolidated balance sheets of Canyon Gold Corp. and Subsidiary as of April 30, 2012 and 2011, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years then ended and for the period from inception on Jun 19, 2008 through April 30, 2012. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Canyon Gold Corp. and Subsidiary as of April 30, 2012 and 2011, and the results of their operations and their cash flows for the years then ended and for the period from inception on June 19, 2008 through April 30, 2012, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered significant recurring losses which have resulted in an accumulated deficit. This raises substantial doubt about the Company's ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

 /s/ HJ & Associates, LLC
HJ & Associates, LLC
Salt Lake City, Utah
July 20, 2012

Canyon Gold Corp.
(An Exploration Stage Company)
Consolidated Balance Sheets

	April 30,	April 30,
	2012	2011

ASSETS
Current assets
Cash	$50,434	$42,327
Receivables - related party	-	21,952
Prepaid expenses	35,061	10,000
Loan receivable - related party	-	15,000
Total current assets	85,495	89,279

Mineral claims	37,820	19,990

TOTAL ASSETS	$123,315	$109,269

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$23,717	$50
Accrued interest payable-related parties	45,097	-
Convertible note payable	100,000	-
Convertible notes payable - related parties	156,000	-
Payables - related parties	316,106	6,500

Total current liabilities	640,920	6,550

Total liabilities	640,920	6,550

Contingencies and commitments

STOCKHOLDERS' DEFICIT
Preferred stock, $0.0001 par value; 20,000,000 shares authorized,
1,100,000 and 0 shares issued & outstanding, respectively	110	-

Common stock, $0.0001 par value, 200,000,000 shares authorized
28,116,702 and 27,198,702 shares issued and outstanding, respectively	2,812	2,720
Additional paid-in capital	(105,140)	187,516
Deficit accumlated during the exploration stage	(415,387)	(87,517)

Total stockholders' deficit	(517,605)	102,719

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$123,315	$109,269

The accompanying notes are an integral part of these consolidated financial statements

Canyon Gold Corp.
(An Exploration Stage Company)
Consolidated Statements of Operations

			From Inception
			on June 19, 2008
	For theYear Ended		through
	April 30,		April 30,
	2012	2011	2012

Revenue	$-	$-	$-

Expenses
General and administrative	53,447	7,756	135,779
Management and administration fees	60,968	25,000	62,153
Professional fees	102,382	-	102,382
Directors' fees	10,000	-	14,000
Exploration Costs	97,923	-	97,923

Total expenses	324,720	32,756	412,237

Other expense
Interest on convertible notes	3,150	-	3,150

Net loss	$(327,870)	$(32,756)	$(415,387)

Net loss per share	$(0.01)	$(0.00)

Weighted average shares outstanding	28,116,702	17,158,299

The accompanying notes are an integral part of these consolidated financial statements

Canyon Gold Corp.
(An Exploration Stage Company)
Consolidated Statement of Stockholders' Deficit
From Inception on June 19, 2008 through April 30, 2012

						Deficit
						Accumlated
					Additional	During the	Total
	Common Stock		Preferred Stock		Paid-in	Exploration	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Stage	Deficit

Inception, June 19, 2008	-	$-	-	$-	$-	$-	$-

Common stock issued for debt
at $0.001 per share on December 31, 2009	16,500,000	1,650	-	-	14,850	-	16,500

Common stock issued for cash
at $0.01 per share during 2009	200,000	20	-	-	1,980	-	2,000

Common stock issued for services
at $0.05 per share on December 31, 2009	458,299	46	-	-	22,869	-	22,915
							-
Net loss for the year ended December 31, 2009	-	-	-	-	-	(25,595)	(25,595)

Balance, December 31, 2009	17,158,299	1,716	-	-	39,699	(25,595)	15,820

Common stock issued for debt
at $0.001 per share on December 31, 2010	6,800,000	680	-	-	6,120	-	6,800

Common stock issued for debt
at $0.01 per share on December 31, 2010	500,000	50	-	-	4,950	-	5,000

Common stock issued for services
at $0.05 per share on December 31, 2010	505,000	50	-	-	25,200	-	25,250

Net loss for the year ended December 31, 2010	-	-	-	-	-	(35,195)	(35,195)

Balance, December 31, 2010	24,963,299	2,496	-	-	75,969	(60,790)	17,675

Common stock issued for debt
at $0.05 per share on April 30, 2011	1,280,000	128	-	-	63,872	-	64,000

Common stock issued for cash
at $0.05 per share on April 30, 2011	955,400	96	-	-	47,675	-	47,771

Net loss for the 4 months ended April 30, 2011	-	-	-	-	-	(26,727)	(26,727)

Balance, April 30, 2011	27,198,699	2,720	-	-	187,516	(87,517)	102,719

Common stock issued for debt
at an average of $0.144 per share on May 31, 2011	800,000	80	-	-	114,920	-	115,000

Recapitalization with reverse acquisition		12	500,000	50	(407,576)	-	(407,514)

Preferred Series 'A' shares issued at par for payables		-	600,000	60	-	-	60

Net loss for the year ended April 30, 2012	-	-	-	-	-	(327,870)	(327,870)

Balance, April 30, 2012	28,116,702	$2,812	1,100,000	$110	$(105,140)	$(415,387)	$(517,605)

The accompanying notes are an integral part of these consolidated financial statements

CANYON GOLD CORP.
(An Exploration Stage Company)
Consolidated Statements of Cash Flow

			From Inception
			on June 19, 2008
	For the Year Ended		through
	April 30,		April 30,
	2012	2011	2012

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(327,870)	$(35,786)	$(415,387)
Adjustments to reconcile net loss to
net cash used by operating activities:
Interest accrued on convertible notes payable	3,150	-	3,150
Common stock issued for services	-	-	48,165
Change in operating assets and liabilities:
(Increase) decrease in accounts receivable	21,952	-	-
(Increase) decrease in prepaid expenses	(4,758)		(14,758)
(Increase) decrease in loans receivable	-	-	(15,000)
Increase (decrease) in accounts payable	4,755	-	11,305
Increase (decrease) in payable-related parties	10,905	10,225	10,905

Net Cash Used by Operating Activities	(291,866)	(25,561)	(371,620)

CASH FLOWS PROVIDED BY INVESTING ACTIVITIES

Cash received from reverse acquisition	29,973	-	29,973
Purchase of mineral claims	-	-	(19,990)

Net Cash Provided by Investing Activities	29,973	-	9,983

CASH FLOWS FROM PROVIDED BY FINANCING ACTIVITIES

Proceeds from sale of stock	-	-	49,771
Payments on convertible debt	-	-	(56,000)
Proceeds from related party convertible debt	270,000	-	418,300

Net Cash Provided by Financing Activities	270,000	-	412,071

INCREASE IN CASH	8,107	(25,561)	50,434

CASH AT BEGINNING OF PERIOD	42,327	2,948	-

CASH AT END OF PERIOD	$50,434	$(22,613)	$50,434

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Related party loan converted to common shares	$115,000	$-	$-
Related party payable converted to preferred shares	$110	$-	$-

SUPPLEMENTAL CASH FLOW INFORMATION:

CASH PAID FOR:
Taxes	$-	$-	$-
Interest	$-	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

CANYON GOLD CORP.
(an Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
April 30, 2012 and 2011

1. Nature of Operations and Continuation of Business

CANYON GOLD CORP. (the "Company ") was incorporated in the State of Delaware on May 27, 1998 as Mayne International Ltd. On September 5, 2000 the Company changed its name to Black Dragon Entertainment, Inc. On July 31, 2002 the Company changed its name to Vita Biotech Corporation. On May 27, 2004 the Company changed its name to August Energy Corp. and subsequently on April 17, 2011, the Company changed its name to Canyon Gold Corp.

On July 20, 2011, the Company acquired 100% of the issued shares of Long Canyon Gold Resources Corp. (“Long Canyon”), a private British Columbia, Canada Corporation, incorporated on June 19, 2008, in a share for share exchange for a total of 27,998,699 common shares and 500,000 Series B preferred shares to be issued by the Company to the shareholders of Long Canyon. The Share Exchange was accounted for as a reverse acquisition and recapitalization and as a result, the consolidated financial statements of the Company (the legal acquirer) are, in substance, those of Long Canyon Gold Resources Corp. (the accounting acquirer), with the assets and liabilities, and revenue and expenses, of the Company being included effective from the date of the Share Exchange. As the Share Exchange was accounted for as a reverse acquisition and recapitalization, there was no gain or loss recognized on the transaction. The historical financial statements for periods prior to the Share Exchange are those of Long Canyon Gold Resources Corp. except that the equity section and earnings per share have been retroactively restated to reflect the Share Exchange. As a result of the Share Exchange, the Company continues its’ mineral exploration activities.

The Company is an exploration stage company as defined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 915, Development Stage Entities and the U.S Securities and Exchange Commission Guide for mining and mineral related companies.

Going Concern

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America applicable to a going concern. At April 30, 2012, the Company has no revenues to date, has accumulated losses of $415,387 since inception on June 19, 2008 and a working capital deficit of $555,425 and expects to incur further losses in the development of its business, all of which cast substantial doubt about the Company’s ability to continue as a going concern. Management plans to continue to provide for the Company's capital needs during the year ending April 30, 2013 by issuing debt and equity securities and by the continued support of its related parties (see Note 3). The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence. There is no assurance that funding will be available to continue the Company’s business operations.

2. Summary of Significant Accounting Policies

(a)    Basis of Presentation

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The company’s fiscal year end is April 30. These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Long Canyon Gold Resources Corp. (“Long Canyon”). All inter-company transactions and balances have been eliminated.

CANYON GOLD CORP.
(an Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
April 30, 2012 and 2011

 (b)  Exploration Stage Company

Since the Company does not yet have an established commercially minable deposit or reserves for extraction and is not yet engaged in the exploitation or production of a mineral deposit, it is considered to be in the exploration stage.

(c)    Exploratory Costs

Since the Company is deemed to be in the exploration stage, all sampling, metallurgical, engineering, contractor costs, and efforts to obtain mineral rights have been charged to expense as incurred.

(d)    Basic and Diluted Net Loss per Share

The Company computes net loss per share in accordance with ASC 260, Earnings per Share, which requires presentation of both basic and diluted loss per share (“EPS”) on the face of the statement of operations. Basic EPS is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, convertible preferred stock, and convertible debt, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all potentially dilutive common shares if their effect is antidilutive. At April 30, 2012, there were no potentially dilutive instruments outstanding.

(e)   Revenue Recognition

Revenues from the sale of products will be recorded when the product is shipped, title and risk of loss have transferred to the purchaser, payment terms are fixed or determinable and payment is reasonably assured. Revenues from service contracts will be recognized when performance of the service is complete or over the term of the contract.

(f)     Foreign Currency Translation

The Company’s financial instruments and reporting currency is the United States dollar.  Monetary assets and liabilities denominated in foreign currencies are translated in accordance with ASC 830, Foreign Currency Translation Matters, using the exchange rate prevailing at the balance sheet date.  Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income.

(g)    Income Taxes

The Company accounts for income tax using the asset and liability method in accordance with ASC 740, Income Taxes.  The asset and liability method provides that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities and for operating loss and tax credit carry forwards.  Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse.  The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

CANYON GOLD CORP.
(an Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
April 30, 2012 and 2011

(h)   Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources.  The actual results experience by the Company may diff material and adversely from the Company’s estimates.  To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

(i)    Financial Instruments

Pursuant to ASC 820, Fair Value Measurements and Disclosures and ASC 825, Financial Instruments, an entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value using a hierarchy based on the level of independent, objective evidence when measuring fair value using a hierarch based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization with the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement.  The hierarchy prioritized the inputs into three levels that may be used to measure fair value:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company’s financial instruments consist principally of cash, payables, accrued liabilities and amounts due to related parties.  The fair value of the Company’s cash equivalents, when applicable, is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets.  During the years ended April 30, 2012 and 2011, the Company estimates that the carrying values of all of its financial instruments approximate their fair values due to the nature or duration of these instruments.

The fair value of the Company’s convertible notes payable into the Company’s common stock at other than face value is not presently determinable since there is no current market value for the Company’s common stock. Accordingly, no beneficial conversion feature or derivative liabilities are determinable or have been recognized related to the Company’s convertible notes payable.

CANYON GOLD CORP.
(an Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
April 30, 2012 and 2011

The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of ASC 505, Equity Based Payments to Non employees. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete.

(j)    Non-Monetary Transactions

All issuances of the Company’s common stock for non-cash consideration have been assigned a dollar amount equalling either the market value of the shares issued or the value of consideration received whichever is more readily determinable.  The majority of the non-cash consideration received pertains to services rendered by consultants and others and has been valued at the market value of the shares issued.

The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of ASC 505, Equity Based Payments to Non Employees. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete.
In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

(k)   Comprehensive Loss

ASC 220, Comprehensive Income establishes standards for the reporting and display of comprehensive loss and its components in the financial statements.  As at April 30, 2012, the Company has no items that represent comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statement

(l)    Cash and Cash Equivalents

The Company considers all investments purchased with original maturity of three or fewer months to be cash equivalents.

3.      Related Party Transactions and Balances

The Company makes use of office space and management services controlled by a related party. These services are compensated as per a service agreement between the Company and related party executed on April 30, 2011, whereby the fee is based on services provided and invoiced by related party on a monthly basis and the fees are paid in cash when possible or with common stock. The Company also, from time to time, has some of its expenses paid by related parties with the intent to repay. These types of transactions, when incurred, result in related party balances in the Company’s consolidated financial statements as a necessary part of funding the Company’s operations.

In connection with the acquisition of mineral claims discussed in Note 6, on July 22, 2011, the Company authorized the issuance of 600,000 shares of Series A Preferred Shares at $0.0001 per share in satisfaction of the remainder of the consideration for the purchase of the mineral claims and in partial satisfaction of Long Canyon related party payables.

On May 15, 2011, the Company entered into an agreement with a related party wherein the Company has the option to acquire 100% interest in an additional 275 mineral claims located in the same areas in Nevada as the mineral claims previously acquired. Consideration for this acquisition is to be $350,000 cash and 425,000 preferred shares Series B. The related party shall  hold  a  2% Net Smelter Royalty on these claims. As of April 30, 2012, the option had not been exercised, therefore an extension agreement to the option agreement was executed, extending the option to December 31, 2012.

CANYON GOLD CORP.
(an Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
April 30, 2012 and 2011

As of April 30, 2012 and April 30, 2011, the Company had payable balances due to related parties of $316,106 and $6,500, respectively, along with a receivable balance from related parties at April 30, 2011 of $ 21,952, all of which resulted from transactions with significant shareholders.

As of April 30, 2012, the Company had convertible notes payable due to a related party totalling  $101,000 bearing interest at 4% per annum and related accrued interest of $45,097. As subsequently amended, the notes may be converted into common stock of the Company at a price of $0.10 per share.

An additional $55,000 of convertible notes payable due to related parties was also outstanding at April 30, 2012. These convertible notes bear no interest and are convertible at a price of $0.10 per share.

All of the debt is convertible 30 days from the first day Canyon Gold common shares are qualified for trading on the OTC Bulletin Board.

As indicated in Note 2, there is currently no determinable market value for the Company’s common stock. Accordingly, no beneficial conversion feature or derivative liabilities are determinable or have been recognized related to the Company’s convertible notes payable. These convertible features will be evaluated in subsequent periods for fair value determination.

4.    Deferred Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by the valuation allowances when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

        Net deferred tax assets consist of the following components as of April 30, 2012 and 2011:

	April 30, 2012	April 30, 2011
Deferred tax asset: NOL carryover	$73,300	$7,500
Related party accruals	68,700	-
Valuation allowance	(142,000)	(7,500)
	$-	$-

The income tax provision differs from the amount of income tax determined by applying U.S. Federal, Canada corporate and British Columbia corporate income tax rates to pre-tax income from continuing operations for the years ended April 30, 2012 and 2011 due to the following:
	April 30, 2012	April 30, 2011
Book loss	$(77,000)	$(11,000)
Related party accruals	11,200	-
Stock issued for services	-	5,000

Valuation allowance	65,800	6,000

	$-	$-

CANYON GOLD CORP.
(an Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
April 30, 2012 and 2011

At April 30, 2012, the Company had net operating loss carry forwards of approximately $308,500 that may be offset against future taxable income from the year 2012 through 2031.  No tax benefit has been reported in the April 30, 2012 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

The Company has adopted the Income Tax topic of the FASB ASC 740, Accounting for Uncertainty in Income Taxes. Included in the balance at April 30, 2012, are no tax positions for which the ultimate deductibility is uncertain. Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period.

The Company’s policy is to recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.

5.      Issuances of Share Capital

Common Stock:

(a)	During the year ended December 31, 2009, the Company issued 16,500,000 shares of common stock at a price of $0.001 per share for the conversion of $16,500 worth of debt.

(b)	During the year ended December 31, 2009, the Company issued 200,000 shares of common stock for cash at a price of $0.01 per share

(c)	During the year ended December 31, 2009, the Company issued 458,299 shares of common stock at a price of $0.05 per share in exchange for $22,915 worth of services.

(d)	During the year ended December 31, 2010, the Company issued 6,800,000 shares of common stock at a price of $0.001 per share for the conversion of $6,800 worth of debt.

(e)	During the year ended December 31, 2010, the Company issued 500,000 shares of common stock at a price of $0.01 per share for the conversion of $5,000 worth of debt.

(f)	During the year ended December 31, 2010, the Company issued 505,000 shares of common stock at a price of $0.05 per share in exchange for $25,250 worth of services.

(g)	During the four months ended April 30, 2011, the Company issued 1,280,000 shares of common stock at a price of $0.05 per share for the conversion of $64,000 worth of debt.

(h)	During the four months ended April 30, 2011, the Company issued 955,400 shares of common stock for cash at a price of $0.05 per share for cash.

(i)	During the four months ended May 31, 2011, the Company issued 800,000 shares of common stock for cash at a price of $0.144 per share for the conversion of $115,000 worth of debts.

Preferred Stock

(a)
During the year ended April 30, 2012, the Company issued 600,000 shares of preferred stock Series A. These shares were transferred to a related party in payment of an outstanding debt. See Note 9.

The par value of the Series A convertible preferred shares is $0.0001 and are convertible into ten common voting shares. These shares carry voting rights on the basis of 100 votes per share with rights and preferences being decided by the Board of Director of the Company.

CANYON GOLD CORP.
(an Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
April 30, 2012 and 2011

(b)
During the year ended April 30, 2012, the Company issued 500,000 shares of preferred stock Series B. See Note 10.

The par value of the Series B convertible preferred shares is $0.0001 and are convertible into ten common voting shares. These shares are non-voting shares.

6.      Contingencies and Commitments

(a)	Litigation

From time to time, the Company may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm the Company. The Company is currently not aware of any such legal proceedings or claims that the Company believes will have, individually or in the aggregate, a material adverse affect on its business, financial condition or operating results.

(b)	Indemnities and Guarantees

During the normal course of business, the Company has made certain indemnities and guarantees under which it may be required to make payments in relation to certain transactions. The Company indemnifies its directors, officers, employees and agents to the maximum extent permitted under the laws of the State of Nevada. These indemnities include certain agreements with the Company's officers under which the Company may be required to indemnify such person for liabilities arising out of their employment relationship. The duration of these indemnities and guarantees varies and, in certain cases, is indefinite. The majority of these indemnities and guarantees do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. Historically, the Company has not been obligated to make significant payments for these obligations and no liabilities have been recorded for these indemnities and guarantees in the accompanying balance sheets.

(c)	Commitments

The Company has the following commitments as of April 30, 2012:

a)
Administration Agreement with EMAC Handels AG, signed on April 20, 2011 for a three year term. The Company pays EMAC a monthly fee of $2,750 including administration service, office rent and telephone expenses. Extraordinary expenses are invoiced by EMAC on a quarterly basis. The fee may be paid in cash and or with common stock.

b)
Service Agreement with Harold Schneider, signed on April 01, 2011 for a one year period and renewable as decided by the Board of Directors. The Company pays Schneider a monthly fee of $ 2,500 for accounting and related services. The fee may be paid in cash and or with common stock.

c)	Service Agreement with Delbert G. Blewett, signed on April 30, 2011. The Company pays Mr. Blewett a Director's fee of $2,500 per month as invoiced and, in addition, the Company pays $250 for office rent.

d)
On May 15, 2011, the Company executed an option agreement wherein the Company has the option to acquire 100% interest in 275 mineral claims located in the same areas in Nevada for consideration of $350,000 and 425,000 shares of Series B preferred stock and in addition the Company shall hold a 2% Net Smelter Royalty on these claims. As of April 30, 2012, the Company did not exercise the option and therefore an extension agreement was executed, extending the option to December 31, 2012.

e)	The Company is commited to pay an additional 3% Net Smelter Royalty on all 305 mineral claims owned by the Company and subject to the Option Agreement.

CANYON GOLD CORP.
(an Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
April 30, 2012 and 2011

7.      Convertible Note Payable

As of April 30, 2012, the Company had a convertible note payable in the amount of $100,000 bearing no interest. The note is only convertible into common stock of the Company at a price of $0.125 per share within 30 days of the first day of the Company’s common stock being traded on the OTC-BB. As indicated in Note 2, there is currently no determinable market value for the Company’s common stock. Accordingly, no beneficial conversion feature or derivative liabilities are determinable or have been recognized related to the Company’s convertible notes payable. These convertible features will be evaluated in subsequent periods for fair value determination.

8.     Acquisition of Mineral Claims

On March 12, 2011, the Company’s wholly-owned subsidiary, Long Canyon, acquired 100% interest in 30 mineral claims located in the State of Nevada for $37,820.

On March 19, 2011, the Company acquired a 100% interest in 15 of the mineral claims acquired by Long Canyon for $17,830 consisting of $17,770 in cash and a payable of $60. On July 22, 2011, that payable was satisfied with the issuance of 600,000 shares of Series A Preferred Stock at $0.0001 per share issued to a related party of Long Canyon. See Notes 3 and 5.

On July 4, 2011, the Company paid $36,185 for government and claim fees relating to the 30 mineral claims owned by the Company for the twelve months beginning September 1, 2011, $12,060 of which is recognized as Prepaid Expenses as of April 30, 2012.

9.     Reverse Acquisition

As noted in Note 1, on July 20, 2011, the Company acquired 100% of the issued shares of Long Canyon in a share for share exchange for a total of 27,998,699 common shares and 500,000 Series B Preferred Shares to be issued by the Company to the shareholders of Long Canyon, valued at $0.0001 par value each, for $2,800 and $50, respectively.

Legally, the Company is the parent of Long Canyon, however, as a result of the share exchange described above, control of the combined companies passed to the former shareholders of Long Canyon. This type of share exchange is referred to as a reverse acquisition. A reverse acquisition involving a non-public enterprise and a non-operating public enterprise with nominal net non-monetary assets is a capital transaction in substance, rather than a business combination. That is, the transaction is equivalent to the issuance of shares by Long Canyon for the net assets of the Company, accompanied by a recapitalization of Long Canyon. The net asset (deficiency) of the Company totalled ($407,512) at the date of acquisition, based upon the Company’s capital and accumulated deficit as at July 20, 2011, which consists of the following:

Assets acquired:
Cash	$29,973
Prepaid expenses	18,795
Mineral claims	17,830
Prepaid expenses – long term	1,508
68,106
Less liabilities assumed:
Accounts payable	(20,577)
Accrued interest payable	(41,947))
Convertible notes payable	(101,000)
Payable – related parties	(312,094)
(475,618)

Net purchase price deficiency	$(407,512)

As a result of this reverse acquisition transaction, the common stock of Long Canyon (now Canyon Gold) as of April 30, 2011 has been presented based on the $0.0001 par value of Canyon Gold common stock.

CANYON GOLD CORP.
(an Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
April 30, 2012 and 2011

The accompanying consolidated statements of operations and cash flows for the year ended April 30, 2012, include Long Canyon’s operations for the year ended April 30, 2012 and the Company’s results of operations from July 20, 2011, the date of acquisition, to April 30, 2012.  The results of operations of the Company from the Company’s most recent fiscal year end, April 30, 2012 were as follows:

Expenses:
General and administrative	$53,447
Management and administration fees	60,968
Professional fees	102,382
Directors’ fees	10,000
Exploration Costs	97,923
Interest	3,150
Loss for the period	$327,870

10.   Recent Accounting Pronouncements

There were no new accounting pronouncements issued during the year ended April 30, 2012 and through the date these consolidated financial statements were available to be issued that the Company believes are applicable to or would have a material impact on the consolidated financial statements of the Company.

11.   Subsequent Events

In accordance with ASC 855, Subsequent Events, the Company has evaluated subsequent events and determined that following are to be considered to have occurred after April 30, 2012 which would have a material impact on the Company’s results or require disclosure:

a)
In July 2012, a Settlement Agreement was signed with EMAC Handels AG whereby EMAC and the Company have agreed to convert the outstanding balance due to related parties of $316,106 and a note payable of $101,000 plus accrued interest of $45,097, with payment in the common shares of the Company at $0.10 per share for a total of 4,622,030 shares. The shares are to be issued within 30 days from the first day of trading of the Company’s shares on the OTC Bulletin Board. No Further interest on the note payable is to be paid or accrued.

b)
In May 2012, the Company agreed to compensate the following for future services: Delbert G. Blewett, President of Canyon Gold, Harold Schneider President of Long Canyon and Alex Burton, Vice-President of the Advisory and Exploration Committee, whereby each shall receive 250,000 common voting shares of the Company. These shares shall be issued within 30 days from the first day of trading of the Company’s shares on the OTC Bulletin Board.

c)	In July 2012, the Company by Board Resolution has extended the Service Agreement with Harold Schneider for a further one year period to April 30, 2013 at the same rate.

CANYON GOLD CORP.

(An Exploration Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

July 31, 2012 and 2011

Canyon Gold Corp.
(An Exploration Stage Company)

Index to Consolidated Financial Statements

Consolidated Balance Sheets as of July 31, 2012 (unaudited) and April 30, 2012	F-19

Consolidated Statements of Operations for the Three Months Ended July 31, 2012 and 2011 and from inception on
June 19, 2008 through July 31, 2012 (unaudited)	F-20

Consolidated Statements of Stockholders' Deficit from inception on June 19, 2008 through July 31, 2012 (unaudited)	F-21

Consolidated Statements of Cash Flows for the Three Months Ended July 31, 2012 and 2011 and from inception on
June 19, 2008 through July 31, 2012 (unaudited)	F-22

Notes to Consolidated Financial Statements (unaudited)	F-23

Canyon Gold Corp.
(An Exploration Stage Company)
Consolidated Balance Sheets

	July 31,	April 30,
	2012	2012
	(unaudited)
ASSETS
Current assets
Cash	$10,704	$50,434
Prepaid expenses	5,115	35,061
Total current assets	15,819	85,495

Mineral claims	37,820	37,820

TOTAL ASSETS	$53,639	$123,315

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$45,602	$23,717
Accrued interest payable-related parties	45,097	45,097
Convertible note payable	100,000	100,000
Convertible notes payable - related parties	156,000	156,000
Payables - related parties	336,520	316,106

Total current liabilities	683,219	640,920

Total liabilities	683,219	640,920

Contingencies and commitments

STOCKHOLDERS' DEFICIT
Preferred stock, $0.0001 par value; 20,000,000 shares authorized,
1,100,000 and 1,100,000 shares issued & outstanding, respectively	110	110

Common stock, $0.0001 par value, 200,000,000 shares authorized
28,116,702 and 28,116,702 shares issued and outstanding, respectively	2,812	2,812
Additional paid-in capital	(105,140)	(105,140)
Accumulated deficit	(527,362)	(415,387)

Total stockholders' deficit	(629,580)	(517,605)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$53,639	$123,315

The accompanying notes are an integral part of these consolidated financial statements

Canyon Gold Corp.
(An Exploration Stage Company)
Consolidated Statements of Operations
(unaudited)

			From Inception
			on June 19, 2008
	For theThree Months Ended		through
	July 31,		July 31,
	2012	2011	2012

Revenue	$-	$-	$-

Expenses
General and administrative	12,697	13,281	148,476
Management and administration fees	10,500	15,968	72,653
Professional fees	42,232	45,386	144,614
Directors' fees	7,500	7,500	21,500
Exploration Costs	39,046	10,000	136,969

Total expenses	111,975	92,135	524,212

Other expense
Interest on convertible notes	-	120	3,150

Net loss	$(111,975)	$(92,255)	$(527,362)

Net loss per share	$(0.00)	$(0.00)

Weighted average shares outstanding	28,116,702	28,116,699

The accompanying notes are an integral part of these consolidated financial statements

Canyon Gold Corp.
(An Exploration Stage Company)
Consolidated Statement of Stockholders' Deficit
From Inception on June 19, 2008 through July 31, 2012

					Additional		Total
	Common Stock		Preferred Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Inception, June 19, 2008	-	$-	-	$-	$-	$-	$-

Common stock issued for debt at $0.001 per share on December 31,
2009	16,500,000	1,650	-	-	14,850	-	16,500

Common stock issued for cash at $0.01 per share during 2009	200,000	20	-	-	1,980	-	2,000

Common stock issued for services at $0.05 per share on December 31,
2009	458,299	46	-	-	22,869	-	22,915
							-
Net loss for the year ended December 31, 2009	-	-	-	-	-	(25,595)	(25,595)

Balance, December 31, 2009	17,158,299	1,716	-	-	39,699	(25,595)	15,820

Common stock issued for debt at $0.001 per share on December 31,
2010	6,800,000	680	-	-	6,120	-	6,800

Common stock issued for debt at $0.01 per share on December 31,
2010	500,000	50	-	-	4,950	-	5,000

Common stock issued for services at $0.05 per share on December 31,
2010	505,000	50	-	-	25,200	-	25,250

Net loss for the year ended December 31, 2010	-	-	-	-	-	(35,195)	(35,195)

Balance, December 31, 2010	24,963,299	2,496	-	-	75,969	(60,790)	17,675

Common stock issued for debt at $0.05 per share on April 30, 2011	1,280,000	128	-	-	63,872	-	64,000

Common stock issued for cash at $0.05 per share on April 30, 2011	955,400	96	-	-	47,675	-	47,771

Net loss for the 4 months ended April 30, 2011	-	-	-	-	-	(26,727)	(26,727)

Balance, April 30, 2011	27,198,699	2,720	-	-	187,516	(87,517)	102,719

Common stock issued for debt at an average of $0.144 per share on
May 31, 2011	800,000	80	-	-	114,920	-	115,000

Recapitalization with reverse acquisition	118,003	12	500,000	50	(407,576)	-	(407,514)

Preferred Series 'A' shares issued at par for payables	-	-	600,000	60	-	-	60

Net loss for the year ended April 30, 2012	-	-	-	-	-	(327,870)	(327,870)

Balance, April 30, 2012	28,116,702	2,812	1,100,000	110	(105,140)	(415,387)	(517,605)

Net loss for the three months ended July 31, 2012 (unaudited)	-	-	-	-	-	(111,975)	(111,975)

Balance, July 31, 2012 (unaudited)	28,116,702	$2,812	1,100,000	$110	$(105,140)	$(527,362)	$(629,580)

The accompanying notes are an integral part of these consolidated financial statements

CANYON GOLD CORP.
(An Exploration Stage Company)
Consolidated Statements of Cash Flow
(unaudited)
			From Inception
			on June 19, 2008
	For the Three Months Ended		through
	July 31,		July 31,
	2012	2011	2012

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(111,975)	$(92,255)	$(527,362)
Adjustments to reconcile net loss to
net cash used by operating activities:
Interest accrued on convertible notes payable	-	120	3,150
Common stock issued for services	-	-	48,165
Change in operating assets and liabilities:
(Increase) decrease in accounts receivable	-	21,952	-
(Increase) decrease in prepaid expenses	29,946	(10,482)	15,188
(Increase) decrease in loans receivable	-	-	(15,000)
Increase (decrease) in accounts payable	21,885	(2,387)	33,190
Increase (decrease) in payable-related parties	20,414	(33,488)	31,319

Net Cash Used by Operating Activities	(39,730)	(116,540)	(411,350)

CASH FLOWS PROVIDED BY INVESTING ACTIVITIES

Cash received from reverse acquisition	-	29,973	29,973
Purchase of mineral claims	-	-	(19,990)

Net Cash Provided by Investing Activities	-	29,973	9,983

CASH FLOWS FROM PROVIDED BY FINANCING ACTIVITIES

Proceeds from sale of stock	-	-	49,771
Payments on convertible debt	-	-	(56,000)
Proceeds from related party convertible debt	-	115,000	418,300

Net Cash Provided by Financing Activities	-	115,000	412,071

INCREASE IN CASH	(39,730)	28,433	10,704

CASH AT BEGINNING OF PERIOD	50,434	42,327	-

CASH AT END OF PERIOD	$10,704	$70,760	$10,704

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Related party loan converted to common shares	$-	$115,000	$-
Related party payable converted to preferred shares	$-	$110	$-

SUPPLEMENTAL CASH FLOW INFORMATION:

CASH PAID FOR:
Taxes	$-	$-	$-
Interest	$-	$-	$-

The accompanying notes are an integral part of these consolidated financial statements

CANYON GOLD CORP.
(an Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
July 31, 2012

1. Nature of Operations and Continuation of Business

CANYON GOLD CORP. (the "Company ") was incorporated in the State of Delaware on May 27, 1998 as Mayne International Ltd. On September 5, 2000 the Company changed its name to Black Dragon Entertainment, Inc. On July 31, 2002 the Company changed its name to Vita Biotech Corporation. On May 27, 2004 the Company changed its name to August Energy Corp. and subsequently on April 17, 2011, the Company changed its name to Canyon Gold Corp.

On July 20, 2011, the Company acquired 100% of the issued shares of Long Canyon Gold Resources Corp. (“Long Canyon”), a private British Columbia, Canada Corporation, incorporated on June 19, 2008, in a share for share exchange for a total of 27,998,699 common shares and 500,000 Series B preferred shares to be issued by the Company to the shareholders of Long Canyon. The Share Exchange was accounted for as a reverse acquisition and recapitalization and as a result, the consolidated financial statements of the Company (the legal acquirer) are, in substance, those of Long Canyon Gold Resources Corp. (the accounting acquirer), with the assets and liabilities, and revenue and expenses, of the Company being included effective from the date of the Share Exchange. As the Share Exchange was accounted for as a reverse acquisition and recapitalization, there was no gain or loss recognized on the transaction. The historical financial statements for periods prior to the Share Exchange are those of Long Canyon Gold Resources Corp. except that the equity section and earnings per share have been retroactively restated to reflect the Share Exchange. As a result of the Share Exchange, the Company continues its’ mineral exploration activities.

The Company is an exploration stage company as defined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 915, Development Stage Entities and the U.S Securities and Exchange Commission Guide for mining and mineral related companies.

Going Concern

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America applicable to a going concern. At July 31, 2012, the Company has no revenues to date, has accumulated losses of $527,362 since inception on June 19, 2008 and a working capital deficit of $667,400 and expects to incur further losses in the development of its business, all of which cast substantial doubt about the Company’s ability to continue as a going concern. Management plans to continue to provide for the Company's capital needs during the year ending April 30, 2013 by issuing debt and equity securities and by the continued support of its related parties (see Note 3). The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence. There is no assurance that funding will be available to continue the Company’s business operations.

2. Summary of Significant Accounting Policies

(a)    Basis of Presentation

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The company’s fiscal year end is April 30. These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Long Canyon Gold Resources Corp. (“Long Canyon”). All inter-company transactions and balances have been eliminated.

CANYON GOLD CORP.
(an Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
July 31, 2012

(b)    Interim Consolidated Financial Statement

The interim consolidated unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Securities and Exchange Commission (“SEC”) Form 10-Q. They do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. Therefore, these interim unaudited consolidated financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto for the year ended April 30, 2012.

The interim consolidated financial statements included herein are unaudited; however, they contain all normal recurring accruals and adjustments that, in the opinion of management, are necessary to present fairly the Company’s consolidated financial position as at July 31, 2012 and the consolidated results of its operations and consolidated cash flows for the three months ended July 31, 2012 and July 31, 2011. The results of operations for the three months ended July 31, 2012 are not necessarily indicative of the results to be expected for future quarters or the full year ending April 30, 2013.

 (c)   Exploration Stage Company

Since the Company does not yet have an established commercially minable deposit or reserves for extraction and is not yet engaged in the exploitation or production of a mineral deposit, it is considered to be in the exploration stage.

(d)    Exploratory Costs

Since the Company is deemed to be in the exploration stage, all sampling, metallurgical, engineering, contractor costs, and efforts to obtain mineral rights have been charged to expense as incurred.

(e)    Basic and Diluted Net Loss per Share

The Company computes net loss per share in accordance with ASC 260, Earnings per Share, which requires presentation of both basic and diluted loss per share (“EPS”) on the face of the statement of operations. Basic EPS is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, convertible preferred stock, and convertible debt, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all potentially dilutive common shares if their effect is antidilutive. At July 31, 2012, there were no potentially dilutive instruments outstanding.

(f)    Revenue Recognition

Revenues from the sale of products will be recorded when the product is shipped, title and risk of loss have transferred to the purchaser, payment terms are fixed or determinable and payment is reasonably assured. Revenues from service contracts will be recognized when performance of the service is complete or over the term of the contract.

(g)    Foreign Currency Translation

The Company’s financial instruments and reporting currency is the United States dollar.  Monetary assets and liabilities denominated in foreign currencies are translated in accordance with ASC 830, Foreign Currency Translation Matters, using the exchange rate prevailing at the balance sheet date.

CANYON GOLD CORP.
(an Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
July 31, 2012

(h)    Income Taxes

The Company accounts for income tax using the asset and liability method in accordance with ASC 740, Income Taxes.  The asset and liability method provides that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities and for operating loss and tax credit carry forwards.  Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse.  The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

(i)     Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources.  The actual results experience by the Company may diff material and adversely from the Company’s estimates.  To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

(j)     Financial Instruments

Pursuant to ASC 820, Fair Value Measurements and Disclosures and ASC 825, Financial Instruments, an entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value using a hierarchy based on the level of independent, objective evidence when measuring fair value using a hierarch based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization with the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement.  The hierarchy prioritized the inputs into three levels that may be used to measure fair value:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company’s financial instruments consist principally of cash, payables, accrued liabilities and amounts due to related parties.  The fair value of the Company’s cash equivalents, when applicable, is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets.  As of July 31, 2012 and April 30, 2012, the Company estimates that the carrying values of all of its financial instruments approximate their fair values due to the nature or duration of these instruments.

CANYON GOLD CORP.
(an Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
July 31, 2012

The fair value of the Company’s convertible notes payable into the Company’s common stock at other than face value is not presently determinable since there is no current market value for the
Company’s common stock. Accordingly, no beneficial conversion feature or derivative liabilities are determinable or have been recognized related to the Company’s convertible notes payable.

The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of ASC 505, Equity Based Payments to Non employees. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete.

(k)	Non-Monetary Transactions

All issuances of the Company’s common stock for non-cash consideration have been assigned a dollar amount equalling either the market value of the shares issued or the value of consideration received whichever is more readily determinable.  The majority of the non-cash consideration received pertains to services rendered by consultants and others and has been valued at the market value of the shares issued.

The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of ASC 505, Equity Based Payments to Non Employees. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete.
In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

(l)	Comprehensive Loss

ASC 220, Comprehensive Income establishes standards for the reporting and display of comprehensive loss and its components in the financial statements.  As at July 31, 2012, the Company has no items that represent comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

      (m)     Cash and Cash Equivalents

The Company considers all investments purchased with original maturity of three or fewer months to be cash equivalents.

3.      Related Party Transactions and Balances

The Company makes use of office space at the president’s address as well as office space and management services that are controlled by a related party. These services are compensated as per a Service Agreement between the Company and the president executed on April 30, 2011 and an Administration Agreement with a related party executed on March 15, 2011, whereby the fee is based on services provided and invoiced by both the president and the related party on a monthly basis and the fees are paid in cash when possible or with common stock. The Company also from time to time, has some of its expenses paid by related parties with the intent to repay. These types of transactions, when incurred, result in related party balances in the Company’s consolidated financial statements as a necessary part of funding the Company’s operations.

In connection with the acquisition of mineral claims discussed in Note 6, on July 22, 2011, the Company authorized the issuance of 600,000 shares of Series A Preferred Shares at $0.0001 per share in satisfaction of the remainder of the consideration for the purchase of the mineral claims and in partial satisfaction of Long Canyon related party payables.

CANYON GOLD CORP.
(an Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
July 31, 2012

On May 15, 2011, the Company entered into an agreement with a related party wherein the Company has the option to acquire 100% interest in an additional 275 mineral claims located in the same areas in Nevada as the mineral claims previously acquired. Consideration for this acquisition is to be $350,000 cash and 425,000 preferred shares Series B. The related party shall hold a 2% Net
Smelter Royalty on these claims. As of July 31, 2012, the option had not been exercised, therefore an extension agreement to the option agreement was executed, extending the option to December 31, 2012. There was no additional cost or consideration related to the extension of this option.

As of July 31, 2012 and July 31, 2011, the Company had payable balances due to related parties of $336,520 and $6,500, respectively.

As of July 31, 2012, the Company had convertible notes payable due to a related party totalling  $101,000 bearing interest at 4% per annum and related accrued interest of $46,107. In May 2012, a Settlement Agreement was signed with EMAC Handels AG whereby EMAC and the Company have agreed to convert the outstanding balance due to related parties of $316,106 and a note payable of $101,000 plus accrued interest of $45,097, with payment in the common shares of the Company at $0.10 per share for a total of 4,622,030 shares. The shares are to be issued within 30 days from the first day of trading of the Company’s shares on the OTC Bulletin Board. No further interest on the note payable is to be paid or accrued.

An additional $55,000 of convertible notes payable to related parties was also outstanding at July 31, 2012. These convertible notes bear no interest and are convertible at a price of $0.10 per share.

All of the debt is convertible 30 days from the first day Canyon Gold common shares are qualified for trading on the OTC Bulletin Board.

As indicated in Note 2, there is currently no determinable market value for the Company’s common stock. Accordingly, no beneficial conversion feature or derivative liabilities are determinable or have been recognized related to the Company’s convertible notes payable. These convertible features will be evaluated in subsequent periods for fair value determination.

4.      Issuances of Share Capital

Common Stock:

(a)	During the year ended December 31, 2009, the Company issued 16,500,000 shares of common stock at a price of $0.001 per share for the conversion of $16,500 worth of debt.

(b)	During the year ended December 31, 2009, the Company issued 200,000 shares of common stock for cash at a price of $0.01 per share.

(c)   During the year ended December 31, 2009, the Company issued 458,299 shares of common stock at a price of $0.05 per share in exchange for $22,915 worth of services.

(d)   During the year ended December 31, 2010, the Company issued 6,800,000 shares of common stock at a price of $0.001 per share for the conversion of $6,800 worth of debt.

(e)    During the year ended December 31, 2010, the Company issued 500,000 shares of common stock at a price of $0.01 per share for the conversion of $5,000 worth of debt.

(f)    During the year ended December 31, 2010, the Company issued 505,000 shares of common stock at a price of $0.05 per share in exchange for $25,250 worth of services.

(g)   During the four months ended July 31, 2011, the Company issued 1,280,000   shares of common stock at a price of $0.05 per share for the conversion of $64,000 worth of debt.

CANYON GOLD CORP.
(an Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
July 31, 2012

(h)   During the four months ended July 31, 2011, the Company issued 955,400 shares of common stock for cash at a price of $0.05 per share for cash.

(i)    During the four months ended May 31, 2011, the Company issued 800,000 shares of common stock for cash at a price of $0.144 per share for the conversion of $115,000 worth of debts.

Preferred Stock

(a)   During the year ended July 31, 2012, the Company issued 600,000 shares of preferred stock Series A. These shares were transferred to a related party in payment of an outstanding debt. See Note 9.

The par value of the Series A convertible preferred shares is $0.0001 and are convertible into ten common voting shares. These shares carry voting rights on the basis of 100 votes per share with rights and preferences being decided by the Board of Director of the Company.

(b)	During the year ended July 31, 2012, the Company issued 500,000 shares of preferred stock Series B. See Note 10.

The par value of the Series B convertible preferred shares is $0.0001 and are convertible into ten common voting shares. These shares are non-voting shares.

5.      Contingencies and Commitments

(a)	Litigation

From time to time, the Company may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm the Company. The Company is currently not aware of any such legal proceedings or claims that the Company believes will have, individually or in the aggregate, a material adverse affect on its business, financial condition or operating results.

(b)	Indemnities and Guarantees

During the normal course of business, the Company has made certain indemnities and guarantees under which it may be required to make payments in relation to certain transactions. The Company indemnifies its directors, officers, employees and agents to the maximum extent permitted under the laws of the State of Nevada. These indemnities include certain agreements with the Company's officers under which the Company may be required to indemnify such person for liabilities arising out of their employment relationship. The duration of these indemnities and guarantees varies and, in certain cases, is indefinite. The majority of these indemnities and guarantees do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. Historically, the Company has not been obligated to make significant payments for these obligations and no liabilities have been recorded for these indemnities and guarantees in the accompanying balance sheets.

(c)	Commitments

The Company has the following commitments as of July 31, 2012:

a)
Administration Agreement with EMAC Handels AG, signed on April 20, 2011 for a three year term. From April 2011 to April 2012, the Company paid EMAC a monthly fee of $2,750 for administration services, office rent and telephone expenses. Commencing May 1, 2012  the monthly fee is $ 3,750.00. Extraordinary expenses are invoiced by EMAC on a quarterly basis. The fee may be paid in cash and or with common stock.

CANYON GOLD CORP.
(an Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
July 31, 2012

b)
Service Agreement with Harold Schneider, signed on April 30, 2011 for a one year period and renewable as decided by the Board of Directors. The Company pays Schneider a monthly fee of $2,500 for accounting and related services. The fee may be paid in cash and or with common stock. The Company with Board Resolution has extended the Service Agreement with Harold Schneider for a further one year period to April 30, 2013 at the same rate.

c)
Service Agreement with Delbert G. Blewett, signed on April 30, 2011. The Company pays Blewett a Director’s fee of $ 2,500 per month and office rent of $ 250 per month. The fees may be paid in cash and or with common stock.

d)
In May 2012, the Company agreed to compensate the following for future services: Delbert G. Blewett, President of Canyon Gold, Harold Schneider President of Long Canyon and Alex Burton, Vice-President of the Advisory and Exploration Committee, whereby each shall receive 250,000 common voting shares of the Company. These shares shall be issued within 30 days from the first day of trading of the Company’s shares on the OTC Bulletin Board.

e)
On May 15, 2011, the Company executed an option agreement wherein the Company has the option to acquire 100% interest in 275 mineral claims located in the same areas in Nevada for consideration of $350,000 and 425,000 shares of Series B preferred stock and in addition the Company shall hold a 2% Net Smelter Royalty on these claims. As of July 31, 2012, the Company did not exercise the option and therefore an extension agreement was executed, extending the option to December 31, 2012.

6.      Convertible Note Payable

As of July 31, 2012, the Company had a convertible note payable in the amount of $100,000 bearing no interest. The note is only convertible into common stock of the Company at a price of $0.125 per share within 30 days of the first day of the Company’s common stock being traded on the OTC-BB.
As indicated in Note 2, there is currently no determinable market value for the Company’s common stock. Accordingly, no beneficial conversion feature or derivative liabilities are determinable or have been recognized related to the Company’s convertible notes payable. These convertible features will be evaluated in subsequent periods for fair value determination.

7.   Acquisition of Mineral Claims

On March 12, 2011, the Company’s wholly-owned subsidiary, Long Canyon, acquired 100% interest in 30 mineral claims located in the State of Nevada for $37,820.

On March 19, 2011, the Company acquired a 100% interest in 15 of the mineral claims acquired by Long Canyon for $17,830 consisting of $17,770 in cash and a payable of $60. On July 22, 2011, that payable was satisfied with the issuance of 600,000 shares of Series A Preferred Stock at $0.0001 per share issued to a related party of Long Canyon. See Notes 3 and 5.

On July 4, 2011, the Company paid $36,185 for government and claim fees relating to the 30 mineral claims owned by the Company for the twelve months beginning September 1, 2011, $12,060 of which is recognized as Prepaid Expenses as of July 31, 2012.

8.      Recent Accounting Pronouncements

There were no new accounting pronouncements issued during the three month period ended July 31, 2012 and through the date these consolidated financial statements were available to be  issued  that  the Company believes are  applicable  to  or  would  have  a  material  impact  on  the  consolidatedfinancial statements of the Company.

CANYON GOLD CORP.
(an Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
July 31, 2012

9.      Subsequent Events

In accordance with ASC 855, Subsequent Events, the Company has evaluated subsequent events and determined that following are to be considered to have occurred after July 31, 2012 which would have a material impact on the Company’s results or require disclosure:

-      The Company completed its Phase One Exploration Program and expects completion and receipt of the NI 43.101 Technical Report which documents the findings of that exploratio program by the end of September 2012.

-
On August 14, 2012, the Company received $10,000 and on September 6, 2012, the Company received additional $10,000 both from related party. Both amounts are loans convertible at $ 0.10 per share, which shares shall be issued within 30 days of the first day of trading of the Company’s common stock on the OTCBB.

-	The Company paid $6,300 annual renewal fees on August 31, 2012 for its 30 mineral claims in section 35.

Canyon Gold Corp.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.                      Other Expenses of Issuance and Distribution

The estimated expenses of the offering, all of which are to be paid by us, are as follows:

Filing fee under the Securities Act of 1933	$330
Accountants’ fees and expenses	7,500
Legal fees and related expenses	20,000
Blue Sky fees and expenses	2,500
Printing expenses	2,000
Transfer agent fees	1,000
Miscellaneous	2,500

Total	$35,830

Item 14.                      Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL ("Section 145"), provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.  We presently do not carry such insurance.

Our bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Item 15.                      Recent Sales of Unregistered Securities

In consideration for the acquisition of Long Canyon Gold Resources Corp. on July 20, 2011, the company issued 27,998,699 shares of its authorized, but previously unissued common stock to the stockholders of Long Canyon, which are depicted below. Also in connection with the acquisition of Long Canyon, on July 22, 2011 the company issued 600,000 shares of Series A preferred stock, valued at $60 ($0.0001 per share).  The Series A preferred shares were issued as payment for the acquisition of the initial 15 mining claims on March 19, 2011.  The Series A preferred shares were later transferred to EMAC Handels AG in exchange for certain payables owed to EMAC. The Series A shares are voting shares equal to 100 votes for each preferred share and are convertible into ten shares of common stock for each preferred share.

Also in connection with the Long Canyon acquisition, the company issued 500,000 shares of Series B convertible preferred to Long Canyon, valued at $50 ($0.0001 per share), as partial payment for the acquisition of 30 mineral lease claims.  These preferred shares are convertible into 5,000,000 of common stock.  The Series B preferred shares were assigned to DRLLC in consideration for Long Canyon’s acquisition of the 30 claims from DRLLC.

The following 27,998,699 shares were issued by Long Canyon, prior to its acquisition by Canyon Gold, and were subsequently exchanged for Canyon Gold shares pursuant to the acquisition.  On December 31, 2009, Long Canyon issued 16,500,000 shares of common stock to 13 persons in exchange for the conversion of debt valued at $0.001 per share, or $16,500. Also on December 31, 2009, Long Canyon issued 458,299 shares of common stock to EMAC Handels AG in exchange for services valued at $0.05 per share, or $22,915. Additionally, during 2009 Long Canyon issued 200,000 shares of common stock to 30 persons for cash consideration of $0.01 per share, or $2,000.

On December 31, 2010, Long Canyon issued 6,800,000 shares of common stock to three persons, Velania Treuhand AG, Star Anchor Investments LTD. and Mihaela Hiestand, in exchange for debt valued at $0.001 per share, or $6,800.  Also on December 31, 2010, Long Canyon issued 500,000 shares of common stock to Reinhard Hiestand in exchange for debt valued at $0.01 per share, or $5,000, and 585,000 shares of common stock to EMAC Handels AG in exchange for services valued at $0.05 per share, or $29,250.

On April 30, 2011, Long Canyon issued 1,200,000 shares of common stock to Velania Treuhand AG in exchange for debt valued at $0.05 per share, or $60,000.  Also on April 30, 2011, Long Canyon issued 955,400 shares of common stock to EMAC Handels AG for cash consideration of $0.05 per share, or $47,770.  On May 31, 2011, Long Canyon issued 800,000 shares of common stock to two persons, Derry Partners and Reinhard Hiestand, in exchange for debt valued at $0.14375 per share, or $115,000.
On May 15, 2011, Long Canyon entered into an option agreement with EMAC Handels AG. EMAC owns and controls a 100% interest in 275 mineral lease claims situated on approximately 6,250 acres of mineral lease properties adjoining 640 acres owned by Long Canyon. The option agreement allows Long Canyon to earn a 100% interest in the 6,250 acres for the exercise price of $350,000 and 425,000 shares of Canyon Gold Series B preferred stock.

During fiscal year ending April 30, 2012, Canyon Gold received loans from the following persons in the aggregate amount of $155,000, which loans are convertible into Canyon Gold common stock:

Jul 7, 2011	$30,000 from Velania Treuhand AG, Switzerland (Convertible to 300,000 shares of common stock, at $0.10 per share).

Dec 22, 2011	$25,000 from EMAC Handels AG, Switzerland (Convertible to 250,000 shares of Canyon Gold common stock, at $0.10 per share).

Feb 9, 2012	$100,000 from Derry Partners, Switzerland (Convertible to 800,000 shares of Canyon Gold common stock at $0.125 per share).

The company also has outstanding certain convertible notes payable that were issued prior to May 1, 2011. By amended agreement, the notes are convertible into shares of the company’s common stock at a price of $0.10 per share.

All of the above loans become convertible 30 days from the first day Canyon Gold common stock is qualified for trading on the OTC Bulletin Board.

All of the aforementioned securities were issued in private transactions to persons familiar with the business of Long Canyon and/or Canyon Gold and were known to the principals thereof, without registration under the Securities Act of 1933, pursuant to the exemption from registration provided by Section 4(2) of the Securities Act or Regulation S of that Act.  Regulation S provides a nonexclusive “safe harbor” for offerings made outside the U.S. Issuances by the Company made in reliance on Regulation S were made in offshore transactions to non-U.S. persons with no directed selling efforts in the U.S. All securities issued pursuant to Regulation S are deemed “restricted securities” and certificates representing the securities bear an appropriate restrictive legend.  Resale of these securities may be made only pursuant to an effective registration statement under the Securities Act or an appropriate exemption therefrom. The assignees of the preferred shares were also knowledgeable of the business of Canyon Gold. The company believes that persons acquiring securities as set forth above, had direct contact with the company and/or possessed adequate information concerning the company and the requisite level of knowledge and sophistication to evaluate the merits of the company.  No form of solicitation document was used in the issuance of the shares. However, persons receiving shares of Long Canyon common stock executed “Share Subscription” agreements and all persons receiving shares of Canyon Gold common stock pursuant to the Long Canyon acquisition executed “Consent to Exchange Shares” agreements.  The securities are considered restricted securities and certificates representing shares of common stock must contain a legend restricting further transfer unless the shares are first registered or qualify for an exemption.

Item 16.                      Exhibits and Financial Statement Schedules

(a) The following exhibits are filed with this Registration Statement:

Exhibit No.	Exhibit Description

2.1**	Agreement for Acquisition of Long Canyon Gold Resources Corp.
3.1**	Articles of Incorporation and amendments thereto
3.2*	Bylaws
4.1**	Instrument defining security holder rights
5.1	Opinion of Leonard E. Neilson, Attorney at Law, regarding legality of securities being registered
10.1*
Agreement between Development Resources LLC (DRLLC) and Ferguson Holdings Ltd. (now known as Long Canyon Gold Resources Corp.) – This agreement is the attachment referred to in the agreement included as Exhibit 10.2

10.2*	Agreement between Ferguson Holdings Ltd. (now known as Long Canyon Gold Resources Corp.) and August Energy Corp. (now known as Canyon Gold Corp.)
10.3**	Option Agreement between EMAC Handels AG and Long Canyon Gold Resources Corp.
10.4***	Extension Agreement to Option Agreement
10.5****	Service Agreement with Delbert G. Blewett
10.6****	Administration Agreement with EMAC Handels AG
10.7****	Settlement Agreement with EMAC Handels AG
10.8****	Service Agreement with Harold Schneider
21.1*	Subsidiaries
23.1	Consent of HJ & Associates, L.L.C., Certified Public Accountants and Consultants
23.2	Consent of Leonard E. Neilson, Attorney at Law (Included as part of Exhibit 5.1)
23.3	Consent of Alex Burton, Professional Engineer and Registered Professional Geologist
23.4	Letter from Alex Burton regarding completion of preliminary report and NI 43.101 Technical Report
23.5	Consent of Development Resources LLC

*	Filed as exhibit to Form S-1 filed on November 10, 2011.
**	Filed as exhibit to Amendment No. 1 to Form S-1 filed on March 12, 2012.
***	Filed as exhibit to Amendment No. 2 to Form S-1 filed on April 23, 2012.
****	Filed as exhibit to Amendment No. 4 to Form S-1 filed on August 17, 2012.

Item 17.                      Undertakings

We hereby undertake:

1.      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)     To include any additional or changed material information on the plan of distribution.

2.      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

        3.      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.      That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference  into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Vancouver, Province of British Columbia, Canada, on this  4th day of October 2012 .

Canyon Gold Corp.
(Registrant)

By: /S/ Delbert G. Blewett
Delbert G. Blewett
President, Chief Executive Officer,
Secretary and Director

By: /S/ Harold Schneider
Harold Schneider
Acting Principal Accounting Officer and Principal Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/S/ Delbert G. Blewett	President, Chief Executive Officer,	October 4, 2012
Delbert G. Blewett	Secretary and Director

/S/ Harold Schneider	Acting Principal Accounting Officer	October 4, 2012
Harold Schneider	and Principal Financial Officer